Exhibit 2.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

among

NEUSTAR, INC.,

as the Buyer,

each of the parties listed on the signature pages hereto as a Seller,

MARKETSHARE PARTNERS, LLC,

as the Company,

and

Shareholder Representative Services LLC,

as the Sellers Representative

Dated as of November 5, 2015

i

Exhibit A	Form of Escrow Agreement

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of November 5, 2015 (this “Agreement”), among NEUSTAR, INC., a Delaware corporation (the “Buyer”), the undersigned holders of limited liability company interests of the Company or Blocker Corporation Shares (as defined hereinafter) (each a “Seller” and, collectively, the “Sellers”), the undersigned Warrant Holders (as defined hereinafter), MARKETSHARE PARTNERS, LLC, a Delaware limited liability company, (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers Representative hereunder.

RECITALS

WHEREAS, the Sellers own, directly or indirectly, 100% of the outstanding limited liability company interests of the Company (such limited liability company interests, the “Units”);

WHEREAS, the Blocker Corporation Parents (as defined hereinafter) own 100% of the outstanding shares of capital stock of each of the Blocker Corporations (as defined hereinafter) (such shares, the “Blocker Corporation Shares”).

WHEREAS, Elevation Blocker Corporation owns interests in the Company through Elevation MSP, L.P.

WHEREAS, prior to the transactions contemplated in this Agreement, Elevation MSP, L.P. will distribute to Elevation Blocker Corporation a portion of its interests in the Company in redemption of Elevation Blocker Corporation’s interest in Elevation MSP, L.P. (the “Restructuring”).

WHEREAS, the Sellers (other than the Blocker Corporation Parents) wish to sell to the Buyer, and the Buyer wishes to purchase, the Purchased Units (as defined hereinafter) and the Blocker Corporation Parents wish to sell to the Buyer, and the Buyer wishes to purchase, Blocker Corporation Shares (such acquisitions together, the “Acquisition” and the Company and its Subsidiaries together with the Blocker Corporations, the “Transferred Companies”), so that the Buyer acquires, directly or indirectly, all of the Units, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, certain Sellers have entered into agreements with the Buyer pursuant to which such Persons have agreed, among other things, to certain non-competition, non-solicitation and no-hire restrictions (collectively, the “Non-Competition Agreements”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any action, suit, proceeding, audit or investigation by or before any Governmental Entity, and any other arbitration, mediation or similar proceeding.

“Adjusted Closing Indebtedness” means Closing Indebtedness, less Closing Specified Indebtedness, plus Adjusted Closing Specified Indebtedness.

“Adjusted Closing Specified Indebtedness” means:

(a) If the amount of Closing Specified Indebtedness is less than or equal to $10,500,000, then Adjusted Closing Specified Indebtedness shall mean the amount of Closing Specified Indebtedness.

(b) If the amount of Closing Specified Indebtedness is greater than $10,500,000 and less than or equal to $13,000,000, then Adjusted Closing Specified Indebtedness shall mean $10,500,000.

(C) If the amount of Closing Specified Indebtedness is greater than $13,000,000, then Adjusted Closing Specified Indebtedness shall mean the sum of (i) $10,500,000 plus (ii) the amount by which Closing Specified Indebtedness exceeds $13,000,000.

“Advisory Committee” means the advisory committee constituted under that certain Engagement Letter, dated as of the date hereof, among the Company, the Sellers Representative and the Sellers that are party thereto, and an “Advisory Committee Member” means any such Seller (solely in its capacity as such).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement and each Non-Competition Agreement.

“Baseline Closing Non-Cash Working Capital” means (a) if the Closing occurs on or prior to November 30, 2015, $11,100,000 or (b) if the Closing occurs on or after December 1, 2015, $12,900,000.

“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any of its ERISA Affiliates may incur any liability and (c) covers or has covered any employee or former employee of the Company or any ERISA Affiliate.

“Blocker Corporation” means Elevation Blocker Corporation and FTV Blocker Corporation, as the case may be.

“Blocker Corporation Parent” means Elevation Blocker Corporation Parent or FTV Blocker Corporation Parent, as the case may be.

“Blocker Corporation Units” means the Units owned by the Blocker Corporations (taking into account the Restructuring).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs, or prevents or materially delays, the ability of the Buyer to consummate the Acquisition or any of the other transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that, Buyer Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect, result or state of facts to the extent resulting from (i) changes generally affecting the industries in which the Buyer operates, or the economy or the financial or securities markets of the U.S., (ii) the outbreak of war, acts of terrorism or other large scale calamities, or (iii) changes in Law or the interpretations thereof or GAAP; provided further, that, with respect to any event, change, circumstance, occurrence, effect, result or state of facts attributable to any of clauses (i), (ii) and (iii), such matters shall be disregarded only to the extent that the impact of such matters is not disproportionately adverse to the Buyer and its Subsidiaries in comparison to other Persons in the Buyer’s industry (and the extent of such disproportionate impact shall be taken into account in the determination of Buyer Material Adverse Effect hereunder).

“Cash” means, as of a specified time, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries (net of outstanding checks issued by the Company or any of its Subsidiaries) as of such time, calculated in accordance with GAAP applied on a basis consistent with the application thereof to the Annual Audited Company Financial Statements; provided that “Cash” shall exclude all cash and cash equivalents that constitute “restricted cash” under GAAP.

“Change of Control Payments” means all change of control, bonus, retention, termination, severance, incentive and other payments (whether due under Contract or Law) that are payable to any officer, director, employee, consultant or independent contractor of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries as a result of, or in connection with, or related to the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, alone or in combination with any other event occurring upon or prior to the Closing (including any termination of employment upon or prior to the Closing), together with any employer-paid portion of any employment and payroll Taxes related thereto; provided, however, that in no event shall any of the following be considered a “Change of Control Payment”: (a) any payments made pursuant to any offer letter or any other employment agreement, bonus plan or other analogous agreement or plan entered into by the Buyer, or cash payments made to EPU Holders, (b) any severance payments triggered by a termination of employment after the Closing, (c) any payments or obligations in respect of Specified Indebtedness or (d) any Pre-Closing Severance Expenses.

“Closing Cash” means Cash as of the Measurement Time.

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of the Measurement Time.

“Closing Non-Cash Working Capital” means the current assets less the current liabilities of the Company and its Subsidiaries, taken as a whole, as of the Measurement Time determined in accordance with GAAP applied on a basis consistent with the Audited Annual Company Financial Statements, and in accordance with the example calculation thereof set forth in Schedule 1.1(a). Closing Non-Cash Working Capital shall exclude all Cash, all Indebtedness, all Change of Control Payments, all Pre-Closing Severance Expenses, all Third Party Expenses and all Tax assets and Tax liabilities. Closing Non-Cash Working Capital shall be increased by the aggregate amount of documented SAS 100 Expenses incurred by the Company and its Subsidiaries as of the Measurement Time (but only to the extent not previously reimbursed to the Company or its Subsidiaries by Buyer), regardless of whether the Company has paid such SAS 100 Expenses.

“Closing Non-Cash Working Capital Overage” means the amount, if any, by which Closing Non-Cash Working Capital exceeds Baseline Closing Non-Cash Working Capital.

“Closing Non-Cash Working Capital Underage” means the amount, if any, by which Closing Non-Cash Working Capital is less than Baseline Closing Non-Cash Working Capital.

“Closing EPU Obligation” means the aggregate amount payable to EPU Holders who hold vested EPUs as of the Closing in connection with the Acquisition pursuant to the terms and conditions of the EPUs and in accordance with the Closing Capitalization Schedule, and excluding any Post-Closing EPU Payments.

“Closing Payment” means (a) the Estimated Purchase Price, minus (b) the Indemnity Escrow Amount, minus (c) the Purchase Price True-Up Escrow Amount, minus (d) the Sellers Representative Expense Amount and minus (e) the EPU Escrow Amount.

“Closing Specified Indebtedness” means the Specified Indebtedness of the Company and its Subsidiaries as of the Measurement Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (a) is or would be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Transferred Companies, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Sellers, the Blocker Corporations or the Company to consummate the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement; provided, however, that in the case of clause (a) only, Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect, result or state of facts to the extent resulting from (i) changes generally affecting the industries in which the Company operates, or the economy or the financial or securities markets of the U.S., (ii) the outbreak of war, acts of terrorism or other large scale calamities, (iii) changes in Law or the interpretations thereof or GAAP, (iv) the negotiation, announcement or pendency of this Agreement or any of the transactions contemplated hereby, (v) any action taken or not taken by the Company, its Subsidiaries or the Unit holders in connection with this Agreement at the specific written request of the Buyer, or (vi) any breach of Buyer’s covenants in Article VII; provided further, that, with respect to any event, change, circumstance, occurrence, effect, result or state of facts attributable to any of clauses (i), (ii) and (iii), such matters shall be disregarded only to the extent that the impact of such matters is not disproportionately adverse to the Blocker Corporations, the Company and its Subsidiaries in comparison to other Persons in the Company’s industry (and the extent of such disproportionate impact shall be taken into account in the determination of Company Material Adverse Effect hereunder).

“Company Operating Agreement” means the 13th Amended and Restated Limited Liability Company Agreement of the Company dated April 22, 2015.

“Company Registered IP” means all registered Marks (including domain names), issued Patents and registered Copyrights, including any pending applications with a Government Entity to register any of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries.

“Company Registration Rights Agreement” means the Fourth Amended and Restated Registration Rights Agreement by and among the Company and the Persons listed on Exhibit A and Exhibit B thereto.

“Contract” means any contract, agreement, commitment, deed, mortgage, lease, license, promise, undertaking, instrument or other legally binding understanding or arrangement, whether written or oral and whether express or implied.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Data Vendor Contract” means any Contract pursuant to which the Company purchases, acquires, licenses, leases or is otherwise granted the right to use or access data or other information of or collected by a third party.

“Debt Financing Sources” means the Persons (including, without limitation, lenders, agents and arrangers) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitments in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective successors and assigns.

“Elevation Blocker Corporation” means Elevation MSP Blocker Corp., a Delaware corporation.

“Elevation Blocker Corporation Parent” means Elevation MSP Blocker Holdings, L.P., a Delaware limited partnership, the holder of 100% of the outstanding capital stock of Elevation Blocker Corporation.

“Elevation Blocker Corporation Parent Taxes” means the following amounts: (a) all Taxes of Elevation Blocker Corporation Parent; (b) all Taxes of Elevation Blocker Corporation attributable to any Pre-Closing Tax Period; (c) all Taxes arising from or with respect to the Restructuring, (d) all Transfer Taxes for which Elevation Blocker Corporation Parent is liable pursuant to Section 8.3; (e) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Elevation Blocker Corporation (including any predecessor entities) is or was a member on or prior to the Closing Date; (f) any Losses asserted against, incurred, sustained or suffered by Buyer or its Affiliates (including Elevation Blocker Corporation after the Closing) as a result of, arising out of or otherwise relating to a breach of any representation or warranty in Section 5.2(b); (g) all Taxes of Elevation Blocker Corporation arising directly as a result of the sale of Elevation Blocker Corporation or the Company pursuant to this Agreement (other than Transfer Taxes which shall be governed by Section 8.3 and subsection (d) of this definition), (h) all Taxes of any Person (other than Elevation Blocker Corporation) imposed on Elevation Blocker Corporation as a transferee or successor, which Taxes relate to events or transactions occurring prior to the Closing Date; (i) any liability for Taxes of another Person as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express agreement of Elevation Blocker Corporation to indemnify such other Person, which agreement was entered into prior to the Closing Date; and (j) any costs and expenses incurred by the Buyer or its Affiliates (including, after the Closing, the Company or Elevation Blocker Corporation, but excluding FTV Blocker Corporation) with respect to the foregoing other than as set forth in Section 8.2; provided, however, that any Taxes that are taken into account for purposes of the Closing Indebtedness amount or the Change of Control Payments amount shall be excluded from “Elevation Blocker Corporation Parent Taxes;” provided further, however, that any Taxes resulting from the financing of the transactions contemplated by this Agreement or transactions outside of the ordinary course of business initiated by or at the direction of the Buyer occurring after the Closing shall be excluded from “Elevation Blocker Corporation Parent Taxes.”

“Employee” means any current employee of the Company or any of its Subsidiaries who is actively employed as of the Closing Date or who is on approved leave of absence and is reasonably expected to return to work within six months of the Closing Date.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $450,000,000.

“EPU” means an equity participation unit of the Company.

“EPU Adjusted Pro Rata Share” means, with respect to each Seller, each Warrant Holder and each EPU Holder, the percentage set forth on the Signing Capitalization Schedule, as may be updated on the Closing Capitalization Schedule, as the “EPU Adjusted Pro Rata Share” of such Seller or Warrant Holder, and as may be subsequently adjusted pursuant to Section 2.8(a). The aggregate of all EPU Adjusted Pro Rata Shares shall at all times equal 100%.

“EPU Escrow Amount” means an amount specified by the Sellers and the Company at least three Business Days in advance of the Closing Date, which amount shall equal: (a) the aggregate payments that would have been payable at the Closing pursuant to Section 2.7(d) (before deduction for applicable employee tax withholdings) with respect to unvested EPUs as of the Closing that are subject to accelerated vesting in the event the holders of such EPUs are terminated without cause within the first six months following the Closing, had such unvested EPUs been fully vested at the Closing. The Buyer shall be entitled to rely in all respects on the Company’s and the Sellers’ calculation of the EPU Escrow Amount, and shall not have any liability to any Person (including any holder of EPUs) for any inaccuracy thereof.

“EPU Escrow Fund” means the EPU Escrow Amount deposited with the Escrow Agent, as such amount may increase or decrease over time in accordance with this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“EPU Holder” means each Person who holds an EPU.

“Equity Documents” means all Contracts governing or otherwise defining the terms of the Units, the Blocker Corporation Shares, the EPUs and the Warrants, including the Company Operating Agreement, the Company Registration Rights Agreement, the 2010 Employee Incentive Plan, the Form of Employee Profits Grant and Accession Agreement, that certain Class 1-A Warrant exercisable for 107,238 Class 1-A Units issued to Silver Lake Waterman Fund, L.P. on April 5, 2013, that certain Class 1-B Warrant exercisable for 107,238 Class 1-B Units issued to Silver Lake Waterman Fund, L.P. on April 5, 2013, that certain Class 2-A Warrant exercisable for 141,217 Class 2-A Units issued to Silver Lake Waterman Fund, L.P. on November 26, 2014, that certain Class 2-A Warrant exercisable for 301,747 Class 2-A Units issued to FTV-MS Investment Inc. on November 26, 2014, that certain Class 2-A Warrant exercisable for 150,873 Class 2-A Units issued to FTV-MS Investment Inc. on April 22, 2015, that certain Class 2-A Warrant exercisable for 90,524 Class 2-A Units issued to Elevation MSP, L.P. on April 22, 2015, and the agreements pursuant to which the Company has issued EPUs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Company as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Sellers, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

“Escrow Agent” means Union Bank or its successor under the Escrow Agreement.

“Escrow Fund” means each of the Indemnity Escrow Fund, the Purchase Price True-Up Escrow Fund, the EPU Escrow Fund and the Sellers Representative Expense Fund.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Sellers Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit A hereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“FCC” means the United States Federal Communications Commission.

“Founder Affiliates” means Ellen Vein, Vein Trust date October 23, 2004, Julie T. Nichols, and Nichols Revocable Family Trust dated March 8, 2000.

“Founders” means Jon Vein and Wesley Nichols.

“FTV Blocker Corporation” means FTV-MS Investment Inc., a Delaware corporation.

“FTV Blocker Corporation Parent” means FTV IV, L.P., a Delaware limited partnership, the holder of 100% of the outstanding capital stock of FTV Blocker Corporation.

“FTV Blocker Corporation Parent Taxes” means the following amounts: (a) all Taxes of FTV Blocker Corporation Parent; (b) all Taxes of FTV Blocker Corporation attributable to any Pre-Closing Tax Period; (c) all Transfer Taxes for which the FTV Blocker Corporation Parent is liable pursuant to Section 8.3; (d) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which FTV Blocker Corporation (including any predecessor entities) is or was a member on or prior to the Closing Date; (e) any Losses asserted against, incurred, sustained or suffered by Buyer or its Affiliates (including FTV Blocker Corporation after the Closing) as a result of, arising out of or otherwise relating to a breach of any representation or warranty in Section 5.3(b); (f) all Taxes of FTV Blocker

Corporation arising directly as a result of the sale of FTV Blocker Corporation or the Company pursuant to this Agreement (other than Transfer Taxes which shall be governed by Section 8.3 and subsection (c) of this definition), (g) all Taxes of any Person (other than FTV Blocker Corporation) imposed on FTV Blocker Corporation as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date; (h) any liability for Taxes of another Person as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express agreement of FTV Blocker Corporation to indemnify such other Person, which agreement was entered into prior to the Closing Date; and (i) any costs and expenses incurred by the Buyer or its Affiliates (including, after the Closing, the Company or FTV Blocker Corporation, but excluding Elevation Blocker Corporation after the Closing) with respect to the foregoing other than as set forth in Section 8.2; provided, however, that any Taxes that are taken into account for purposes of the Closing Indebtedness amount or the Change of Control Payments amount shall be excluded from “FTV Blocker Corporation Parent Taxes;” provided further, however, that any Taxes resulting from the financing of the transactions contemplated by this Agreement or transactions outside of the ordinary course of business initiated by or at the direction of the Buyer occurring after the Closing shall be excluded from “FTV Blocker Corporation Parent Taxes.”

“Funded Indebtedness” means, with respect to any Person, (a) all Indebtedness of such Person of the types described in clauses (a), (d) or (e) of the definition of “Indebtedness” and (b) to the extent related to Indebtedness of the types described in clauses (a), (d) or (e) of the definition of “Indebtedness,” all Indebtedness of such Person of the types described in clauses (f) or (g) of the definition of “Indebtedness.”

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or other government, or any governmental, regulatory, self-regulatory or administrative authority, branch, agency, organization or commission, or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Inbound License Agreement” means any Contract granting to the Company any right under or with respect to any Intellectual Property owned by a third Person.

“Indebtedness” means, with respect to any Person, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums and penalties (if any), unpaid fees and expenses and other monetary obligations in respect of (i) all outstanding indebtedness of such Person for borrowed money and (ii) all outstanding indebtedness evidenced by notes, debentures, bonds or other similar instruments issued by such Person or the payment of which such Person is responsible or liable; (b) all outstanding obligations of such Person for the deferred purchase price of property or services, including any earn out obligation, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable); (c) all outstanding obligations of such Person under any financing lease or any lease required to be capitalized in accordance with GAAP; (d) all outstanding obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond or similar transaction (but only to the extent such letter of credit, banker’s acceptance, surety bond or similar transaction has actually been drawn); (e) all outstanding obligations of such Person under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (f) all obligations of the type referred to in clauses (a) through (e) of any third Person of which such first Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (g) all obligations of the type referred to in clauses (a) through (f) of any third Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such first Person (whether or not such obligation is assumed by such first Person); and (h) all Specified Indebtedness.

“Indemnity Escrow Amount” means the combined value of the Founder Restricted Shares contributed to the Indemnity Escrow Amount at Closing, plus an amount in cash equal to $45,000,000 less the value assigned to such contributed Founder Restricted Shares pursuant to the terms of this Agreement.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such amount may increase or decrease over time in accordance with this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property rights of any kind or nature arising anywhere in the world, including any intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (whether registered or unregistered), domain names and other Internet addresses or identifiers, social media addresses, trade dress and similar rights and all registrations or applications (including intent to use applications and similar reservation of marks) to register any of the foregoing (collectively, “Marks”); (b) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing (collectively, “Patents”); (c) copyrights (whether registered or unregistered) and registrations and applications for registration of copyrights (collectively, “Copyrights”); (d) trade secrets, including know-how, ideas, inventions, methods, formulae, models, methodologies, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (e) database and data collection rights; and (f) moral rights, publicity rights and any other proprietary or intellectual property rights of any kind or nature.

“Knowledge” means, (a) with respect to a Seller, his, her or its actual knowledge, (b) with respect to the Company, (i) the actual knowledge of Jon Vein, Wesley Nichols, Simon Heyrick and Iván Markman, and (ii) any fact or other information which any such Person would be expected to discover or otherwise become aware of through the performance of his or her duties in the ordinary course, and (c) with respect to the Buyer, (i) the actual knowledge of Lisa

Hook and Paul Lalljie, and (ii) any fact or other information which any such Person would be expected to discover or otherwise become aware of through the performance of his or her duties in the ordinary course.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, promulgation, resolution, standard, injunction, judgment, writ, award, stipulation, ruling, determination, decree or order of any Governmental Entity.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or, to the extent related to, arising out of or used or held for use in connection with its business, or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Measurement Time” means 11:59 pm New York City time on the calendar day immediately preceding the Closing Date.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (a) that the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) that covers or has covered any employee or former employee of the Company or any ERISA Affiliate.

“Neutral Accountant” means a nationally recognized independent accounting firm mutually satisfactory to the Buyer and the Sellers Representative or, in the event that circumstances create an actual conflict of interest that would impair such firm’s ability to impartially determine any issue presented to it pursuant to this Agreement or if such firm is otherwise unwilling or unable to provide such services, another certified public accounting firm jointly selected by the Sellers Representative and the Buyer.

“Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract.

“Outbound License Agreement” means any Contract under which the Company or any of its Subsidiaries grants to a third party any rights under or with respect to any Intellectual Property.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a) that the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (b) that covers or has covered any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities) or for which the Company or any ERISA Affiliate may be responsible.

“Permit” means any permit, license, franchise, approval, certificate, consent, waiver, concession, exemption, order, registration, notice or other authorization of any Governmental Entity.

“Permitted Equity Encumbrance” means, with respect to Units and Blocker Corporation Shares, Encumbrances arising (i) under the Company Operating Agreement, or (ii) applicable securities laws.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, including any Governmental Entity.

“Post-Closing EPU Payments” means the aggregate payments that are paid from the EPU Escrow Fund after the Closing, directly or indirectly, to EPU Holders that hold unvested EPUs as of the Closing and that are terminated without cause within the first six months following the Closing.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Severance Expenses” means all severance and other similar payments (whether due under Contract or Law, or, upon mutual consent of the Company and the Buyer, payable at the discretion of the Company) that are payable to any officer, director, employee, consultant or independent contractor of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries upon, or as a result of, the termination of the employment or service of any such Persons before or upon the Closing at the mutual election of the Company and the Buyer, together with any employer-paid portion of any employment and payroll Taxes related thereto.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share” means, with respect to each Seller and each Warrant Holder, the percentage set forth on the Signing Capitalization Schedule, as may be updated on the Closing Capitalization Schedule, as the “Pro Rata Share” of such Seller or Warrant Holder. The aggregate of all Pro Rata Shares shall equal 100%.

“Purchase Price” means the Enterprise Value; plus

(a) the Closing Cash;

(b) the Closing Non-Cash Working Capital Overage, if any; and

(c) any Pre-Closing Severance Expenses paid by the Company prior to Closing;

minus (without duplication):

(i) the Closing EPU Obligations;

(ii) the Adjusted Closing Indebtedness, if any;

(iii) all Change of Control Payments paid by the Buyer at the Closing pursuant to Section 2.7, and all Change of Control Payments paid or to be paid by the Company after the Closing;

(iv) all Third Party Expenses paid by the Buyer at the Closing pursuant to Section 2.7, and all Third Party Expenses paid or to be paid by the Company after the Closing; and

(v) the Closing Non-Cash Working Capital Underage, if any.

“Purchase Price True-Up Escrow Amount” means $2,500,000.

“Purchase Price True-Up Escrow Fund” means the Purchase Price True-Up Escrow Amount deposited with the Escrow Agent, as such amount may increase or decrease over time in accordance with this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Purchased Units” means the Units other than the Blocker Corporation Units.

“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, or any director, officer, general partner or managing member of any such Affiliate, (b) any Person who serves or within the past five years has served as a director, officer, general partner, managing member or in a similar capacity of such specified Person, (c) any Immediate Family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with any Affiliate of such other Person and any members of such other Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“SAS 100 Expenses” means the fees and expenses of the Company’s independent auditors in connection with the preparation of the September 2015 SAS Financials.

“Securities Act” means the U.S. Securities Exchange Act of 1933 (including Regulation S-X).

“Seller Taxes” means the following amounts: (a) all Taxes of the Sellers (other than the Blocker Corporation Parents), (b) all Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period; (c) any Transfer Taxes for which Sellers are liable pursuant to Section 8.3; (d) all liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (including any predecessor entities) is or was a member on or prior to the Closing Date; (e) all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract, pursuant to any Law or otherwise, which Taxes relate to events or transactions occurring prior to the Closing Date; (f) any liability for Taxes of another Person as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express agreement of the Company to indemnify such other Person; (g) any Taxes (or increase in Taxes) attributable to the failure of the Sellers or the Company to make an election in accordance with Section 754 of the Code pursuant to Section 8.5 of this Agreement (provided, however, Buyer shall provide all reasonable assistance to the Sellers Representative in obtaining relief under Treasury Regulation Section 301.9100-2 with respect to such failure before making any claim for Losses relating to this subsection (g) under any provision of this Agreement); (h) any Losses asserted against, incurred, sustained or suffered by the Buyer or its Affiliates (including the Company after the Closing) as a result of, arising out of or otherwise relating to a breach of any representation or warranty in Section 4.16; and (i) any costs and expenses incurred by the Buyer or its Affiliates (including the Company or the Blocker Corporations after the Closing) with respect to the foregoing other than as set forth in Section 8.2, provided however, any Taxes that are taken into account for purposes of the Closing Indebtedness amount or the Change of Control Payments amount shall be excluded from “Seller Taxes.”

“Sellers Representative Expense Fund” means the Sellers Representative Expense Amount deposited with the Escrow Agent, as such amount may increase or decrease over time in accordance with this Agreement and the Escrow Agreement, including any interest or other amounts earned thereon.

“Sellers Representative Expense Amount” means $400,000.

“Signing Capitalization Schedule” means the schedule set forth in Schedule 1.1(b). The Signing Capitalization Schedule sets forth, in each case as of the date hereof, (a) the name of each Seller, (b) the number and type of Units held by each such Seller (or, in the case of a Seller that is a Blocker Corporation Parent, the number and type of Units held by the applicable Blocker Corporation and the number and type of Blocker Corporation Shares held by such Blocker Corporation Parent), and the Pro Rata Share and EPU Adjusted Pro Rata Share of each such Seller in accordance with the Equity Documents, (c) the name and EPU Adjusted Pro Rata Share of each EPU Holder, (d) the number, “Baseline Value” or “Book Value” (as defined in the EPUs, if applicable, or, if not applicable with respect to any EPUs, the other equivalent economic terms) and vesting schedule of the EPUs held by each such EPU Holder, (e) the name of each Warrant Holder, (f) the number and exercise price of the Warrants held by each such Warrant Holder and the Pro Rata Share and EPU Adjusted Pro Rata Share of such Warrant

Holder in accordance with the Equity Documents, and (g) using the foregoing information and in accordance with the terms of the Equity Documents, (i) using a hypothetical purchase price, a good faith estimate of the portion of such purchase price due to each Seller, each EPU Holder and each Warrant Holder, (ii) the amount to be paid into each Escrow Fund attributable to each Seller, each EPU Holder and each Warrant Holder, and (iii) in the case of each of the Founders and Founder Affiliates and using the hypothetical purchase price, the portion of each Founder’s and Founder Affiliate’s consideration that will be paid in the form of Founder Restricted Shares in lieu of cash.

“Solvent” means, when used with respect to any Person that, on a consolidated basis as of the date of determination, (a) the sum of the assets, at a fair valuation, of such Person will, as of such date, be greater than its debts, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (c) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, “not have an unreasonably small amount of capital with which to conduct its business” and “able to pay its debts as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Indebtedness” means, with respect to any Person, (a) all outstanding obligations of such Person under customer credits or advances or with respect to deferred revenue; (b) all bonuses and other like compensation (including any employer-paid portion of any employment or payroll Taxes related thereto) owed to any Employee under existing compensation plans of the Company and its Subsidiaries attributable to any period prior to the Closing Date, (c) all outstanding obligations of such Person with respect to employee vacation for the pre-Closing period, (d) all amounts owed on the Company’s corporate American Express card account that are “due in full” charges (i.e. are not payable over time) and that are not more than thirty (30) days past due, (e) all obligations of the type referred to in clauses (a) through (d) of any third Person of which such first Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (f) all obligations of the type referred to in clauses (a) through (d) of any third Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such first Person (whether or not such obligation is assumed by such first Person).

“Straddle Period” means any Taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are owned or held, directly or indirectly, by such first Person.

“Tax Return” means any return, declaration, report, statement, information statement, worksheet, schedule and any other document filed or required to be filed with any Taxing Authority, including any claims for refunds of Taxes and any attachments thereto, amendments or supplements of any of the foregoing.

“Taxes” means: all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer pricing, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, abandoned property, environmental, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Expenses” means all fees and expenses incurred or paid by the Company or any of its Subsidiaries in connection with the process of selling the Company and its Subsidiaries, the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the Acquisition and the other transactions contemplated hereby and thereby, including (a) fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Entity or third Person (excluding all filing fees with respect to this Agreement required under the HSR Act or any other applicable antitrust laws), (b) fees and expenses associated with obtaining the release and termination of any Encumbrance, (c) brokers’, finders’ and similar fees, (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and other experts (but excluding the SAS 100 Expenses), (e) fees and expenses of any data room provider, and (f) fees and expenses of the foregoing character of any third Person (including any direct or indirect equity holder of the Company) that are paid or reimbursed by the Company or any of its Subsidiaries that the Company or any of its Subsidiaries is obligated to pay or reimburse.

“Title IV Plan” means any Pension Plan that is subject to regulation under Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than a Multiemployer Plan.

“Transfer Taxes” means all sales (including without limitation, bulk sales), use, value added, transfer, conveyance, stamp, registration, documentary, excise, real property transfer, recording, license or similar Taxes and fees imposed by any Taxing Authority arising out of or in connection with or attributable to the transactions contemplated by this Agreement.

“Warrant” means a warrant, option or other analogous instrument to purchase limited liability company interests of the Company.

“Warrant Holder” means any Person who holds a Warrant.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (a) that the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (b) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.

SECTION 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Section
2013 Audited Annual Company Financial Statements	4.7(a)
2014 Audited Annual Company Financial Statements	4.7(a)
Accounting Firm	8.1(d)
Acquisition	Recitals
Acquisition Proposal	7.3
Agreement	Preamble
Allocation Objection Notice	2.6
Audited Annual Company Financial Statements	4.7(a)
Basket	10.4(a)(i)
Blocker Corporation Shares	Recitals
Buyer	Preamble
Buyer Indemnitees	10.2(a)
Closing	2.2
Closing Capitalization Schedule	2.3(a)(viii)
Closing Date	2.2
Closing Estimates and Calculations	2.4
Closing Statement	2.9(a)
Commitment Letter	6.4
Company	Preamble
Company IP	4.15(c)
Company-Standard PIIAAs	7.13
Confidential Information	7.6(b)
Confidentiality Agreement	7.6(a)
Debt Financing	6.4
Debt Financing Commitments	6.4
DGCL	2.12
Disclosure Schedules	Article IV
Environmental Laws	4.17(e)(i)
Environmental Permits	4.17(e)(ii)
EPU Holder Release	2.7(d)
Estimated Purchase Price	2.3(a)(viii)
Existing Representation	7.12
Fee Letter	6.4
Financial Statements	4.7(c)
Founder Restricted Shares	2.7(b)(i)
Fundamental Reps	9.3(a)

Term	Section
Governing Documents	7.9(a)
Government Official	4.26(a)
Hazardous Substances	4.17(e)(iii)
Holder Group	7.12(b)
HSR Act	3.3(b)
Indemnified Party	10.6(a)
Indemnifying Party	10.6(a)
Issue Price	2.7(b)(i)
Key Employee	9.3(f)
Losses	10.2(a)
Majority Holders	2.11(b)
Material Contracts	4.18(a)
Minimum Amount	10.4(b)(i)
MoFo	7.12(a)
Morgan Stanley	4.27
Non-Competition Agreements	Recitals
NYSE	2.7(b)(i)
Outside Date	11.1(b)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permitted Encumbrances	4.6
Personally Identifiable Information	4.25(b)
Post-Closing EPU Obligations	2.8(a)
Post-Closing Representation	7.12(b)
Privacy Rights	4.25(b)
Pro Forma Financials	7.10(b)
Proposed Purchase Price Allocation	2.6
Release	4.17(e)(iv)
Representative Losses	2.11(c)
Required Information	7.11(c)(iii)
Restructuring	Recitals
SEC	4.7(a)
Seller	Preamble
Seller Person	7.8(a)
Seller Released Matters	7.8(b)
Seller Released Party	7.8(b)
Seller Releasing Party	7.8(b)
Sellers	Preamble
Sellers Representative	2.11(a)
September 2015 Balance Sheet	4.7(c)
September 2015 SAS Financials	4.7(b)
Surviving Agreements	7.8(a)(i)
Tax Controversies	8.2(a)
Tax Reps	10.1(a)
Terminated Agreements	7.8(a)(i)
Third Party Claim	10.6(a)
Top 20 Supplier	4.19(b)
Top 30 Customer	4.19(a)
Transferred Companies	Recitals
Units	Recitals
Unresolved Objections	2.9(c)(iii)

ARTICLE II

PURCHASE AND SALE

SECTION 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell and assign to the Buyer, and the Buyer shall purchase and assume from the Sellers, in each case free and clear of any Encumbrances, the Purchased Units and the Blocker Corporation Shares, in exchange for payment by the Buyer of the Purchase Price as provided in this Article.

SECTION 2.2 Closing. The sale of the Purchased Units and Blocker Corporation Shares shall take place at a closing (the “Closing”) to be held at the Washington, D.C. offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m., New York City time, (a) on the later of (i) December 18th, 2015 and (ii) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article IX (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (b) at such other place, date or time as the parties hereto may mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

SECTION 2.3 Paying Agent; Payment Fund.

(a) Prior to the Closing Date, the Buyer shall designate a bank or trust company, reasonably satisfactory to the Sellers, to act as agent (the “Paying Agent”) pursuant to a form of paying agent agreement reasonably satisfactory to the Sellers to be entered into between the Paying Agent and the Buyer, for payment of the portion of the Purchase Price then due to the Sellers and the Warrant Holders pursuant to Sections 2.7 and 2.9(g) and such other amounts that may be payable to the Sellers and Warrant Holders pursuant to the terms of this Agreement and the Escrow Agreement. Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.” All fees and expenses due to the Paying Agent in connection with the services provided pursuant to this Agreement and the transactions contemplated thereby shall be borne 50% by the Buyer and 50% by the Sellers.

(b) Notwithstanding any provision of this Agreement to the contrary, none of the Buyer, the Company or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) The Buyer shall cause the Paying Agent to invest the Payment Fund in a money market fund registered under the Investment Company Act of 1940, as amended, the principal of which is to be invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of such obligations.

SECTION 2.4 Closing Estimates and Calculations. (a) No later than the third Business Day prior to the Closing Date, the Sellers and the Company shall prepare and deliver to the Buyer (the following estimates, calculations and deliveries, collectively, the “Closing Estimates and Calculations”):

(i) a good-faith estimate of Closing Non-Cash Working Capital;

(ii) a good-faith estimate of Closing Cash;

(iii) (A) a good faith estimate of all Indebtedness, Specified Indebtedness, Adjusted Specified Indebtedness, and Adjusted Closing Indebtedness of the Company as of the Closing, designating which such Indebtedness is Funded Indebtedness, and (B) executed payoff letters and associated wire instructions in form and substance reasonably satisfactory to the Buyer providing for the satisfaction and discharge on the Closing Date of all obligations in respect of all such Funded Indebtedness (including all principal, interest, fees, premiums, prepayment penalties and other amounts due upon the extinguishment thereof), including the termination of all related commitments and the release of all related guarantees and Encumbrances, effective upon the payment of the payoff amounts listed therein on the Closing Date;

(iv) (A) a list of all Third Party Expenses of the Company or any of its Subsidiaries that remain unpaid as of the Closing, and (B) written invoices and associated wire instructions from each payee of such Third Party Expenses in form and substance reasonably satisfactory to the Buyer listing the full amount of such payee’s Third Party Expenses that are accrued or due and remain unpaid as of the Closing, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee for services rendered in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing) shall be paid in full;

(v) a list of all payees of Change of Control Payments that are payable by the Company or any of its Subsidiaries, if any, the amount of such Change of Control Payments payable to each such payee, wire instructions for each such payee, and, if any such Change of Control Payment is not payable until after the Closing, the time at which such Change of Control Payment is payable;

(vi) a good faith estimate of the EPU Escrow Amount;

(vii) a good faith estimate of all Pre-Closing Severance Expenses;

(viii) (A) using the foregoing estimates and other amounts, a reasonably detailed calculation of the Purchase Price (the “Estimated Purchase Price”) and the Closing Payment, (B) a schedule (the “Closing Capitalization Schedule”) that updates in full the information in the Signing Capitalization Schedule, using the estimates set forth in clause (A) in lieu of the estimates used in the preparation of the Signing Capitalization Schedule and taking into account any changes that to the information previously disclosed in the Signing Capitalization Schedule; and

(ix) a certification of the Company’s co-Chief Executive Officers that the Closing Estimates and Calculations have been prepared in good faith and in accordance with this Agreement.

(b) After the Measurement Time and prior to the Closing, the Company shall not, and shall cause its Subsidiaries not to, without the Buyer’s prior written consent, (i) transfer or pay to any Person, or otherwise dispose of, directly or indirectly, any Cash, (ii) pay any Third-Party Expenses, or (iii) incur any Indebtedness.

(c) The Closing Estimates and Calculations shall be subject to the Buyer’s approval, which shall not be unreasonably withheld, and the approved Closing Estimates and Calculations shall be used for purposes of determining the amounts paid hereunder on the Closing Date; provided, however, that the Buyer’s approval of such amounts shall not limit or otherwise affect the Buyer’s remedies under this Agreement or constitute an acknowledgement by the Buyer of the accuracy thereof. In connection therewith, the Sellers and the Company shall provide the Buyer and its Representatives with reasonable access to its books and records relevant to the determination of the Closing Estimates and Calculations.

(d) The Buyer shall be entitled to rely in all respects on the Closing Estimates and Calculations (including the Closing Capitalization Schedule) in making all payments due under this Agreement, and the Buyer shall not be responsible or have any liability to any Person (including any direct or indirect equity holder in the Company) for any inaccuracy thereof.

SECTION 2.5 Treatment of the Sale. For U.S. federal income and other applicable Tax purposes, the parties agree to treat the acquisition of the Purchased Units of the Company pursuant to this Agreement (a) as a sale or exchange of partnership interests under Sections 741, 743 and 751 of the Code, and (b) as resulting in the termination of the Company as a partnership pursuant to Section 708(b)(1)(B) of the Code, causing the taxable year of the Company to close as of the end of the day on the Closing Date. For U.S. federal income and other applicable Tax purposes, the parties agree to treat the sale of the Blocker Corporation Shares of the Blocker Corporations pursuant to this Agreement as a sale under Section 1001 of the Code. For U.S. federal income and other applicable Tax purposes, the parties agree to treat the Founder Restricted Shares as acquisition consideration received by the Founders and Founder Affiliates in exchange for their Units and not as compensation. None of the parties shall take any position (whether on any Tax Returns, in a Tax Controversy, or otherwise) that is inconsistent with this Section, unless required to do so by applicable Law.

SECTION 2.6 Purchase Price Allocation. The Buyer, the Company and the Sellers each agree that the Purchase Price (and all other capitalized costs) shall be allocated in accordance with Schedule 2.6. The Sellers Representative shall, as soon as reasonably practical (but in any event within ninety (90) days) after the Closing and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement) propose a specific allocation of the Purchase Price amongst the acquired assets in accordance with Schedule 2.6 (the “Proposed Purchase Price Allocation”) to the Buyer. The Buyer shall propose to the Sellers Representative any changes (such proposal, an “Allocation Objection Notice”) to the Proposed Purchase Price Allocation within thirty (30) days of the receipt thereof. Upon the receipt by Sellers Representative of an Allocation Objection Notice, the parties agree to negotiate in good faith to resolve any disagreements in the Proposed Purchase Price Allocation for a period of thirty (30) days. To the extent the parties are unable to reach agreement with respect to the Allocation Objection Notice in such thirty (30) day period, the items in dispute shall be submitted to the Neutral Accountant to be resolved in accordance with the procedures set forth in Section 2.9, which resolution shall be final and binding on all parties hereto. All Tax Returns filed by the Sellers, the Buyer and the Company shall be prepared in a manner consistent with the final Purchase Price Allocation (whether as a result of no Allocation Objection Notice being provided to Sellers Representative, the parties resolution of an Allocation Objection Notice, or the determination of the Neutral Accountant), unless otherwise required by applicable Law. In the event of an adjustment to the Purchase Price, the Sellers Representative will deliver to the Buyer an adjusted Purchase Price Allocation prepared in a reasonable manner reflecting such adjustment within forty five (45) days after such adjustment.

SECTION 2.7 Transactions at the Closing. (a) At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer:

(i) a statement of the Company prepared and duly executed in accordance with, and otherwise conforming to, the requirements of Treasury Regulation Section 1.1445-11T(d)(2) that withholding is not required;

(ii) a statement from each Blocker Corporation Parent, relating to the applicable Blocker Corporation, prepared and duly executed in accordance with, and otherwise conforming to, the requirements of Treasury Regulation Section 1.1445-2 that withholding is not required;

(iii) a counterpart to the Escrow Agreement signed by the Sellers Representative;

(iv) if a Seller of Purchased Units, duly endorsed assignments of their respective Units; and

(v) if a Blocker Corporation Parent, certificates representing their respective Blocker Corporation Shares, duly endorsed in blank or accompanied by powers of attorney duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

(b) At or prior to the Closing:

(i) Buyer shall deposit or shall cause to be deposited with the Paying Agent by wire transfer of immediately available funds in US dollars, for the benefit of the Sellers and the Warrant Holders an amount equal to the Closing Payment; provided, that an amount equal to 20% of the portion of the Estimated Purchase Price due to the Founders and the Founder Affiliates shall be deducted from the amount of the Closing Payment and instead be paid by the Buyer directly to the Founders and the Founder Affiliates in the form of shares of restricted stock of the Buyer, and valued at the trailing 10 trading day volume weighted average price of the Buyer’s stock on the New York Stock Exchange (the “NYSE”) on the trading day immediately preceding the Closing Date (the “Issue Price”), provided, that in no event shall the Issue Price be permitted to exceed 115%, or be less than 85%, of the closing price of the Buyer’s stock on the NYSE on the date hereof (such shares, the “Founder Restricted Shares”); and

(ii) the Buyer shall deliver to the Sellers and the Warrant Holders a counterpart to the Escrow Agreement.

(c) At the Closing:

(i) the Buyer shall, on behalf of the Company, repay all Funded Indebtedness in accordance with the payoff letters and other information delivered to the Buyer pursuant to Section 2.4(a)(iii);

(ii) the Buyer shall, on behalf of the Company, pay all Third Party Expenses in accordance with the invoices and other information delivered to the Buyer pursuant to Section 2.4(a)(iv);

(iii) the Buyer shall, on behalf of the Company, pay all Change of Control Payments that are due on the Closing Date in accordance with the wire instructions and other information delivered to the Buyer pursuant to Section 2.4(a)(v);

(iv) the Buyer shall pay the Indemnity Escrow Amount to the Escrow Agent to be held in Indemnity Escrow Fund;

(v) the Buyer shall pay the Purchase Price True-Up Escrow Amount to the Escrow Agent to be held in the Purchase Price True-Up Escrow Fund;

(vi) the Buyer shall pay the Sellers Representative Expense Amount to the Escrow Agent to be held in the Sellers Representative Expense Fund; and

(vii) the Buyer shall pay the EPU Escrow Amount to the Escrow Agent to be held in the EPU Escrow Fund.

(d) EPUs. At the Closing, the Buyer shall pay to the Company or to the Company’s payroll service provider, by wire transfer of immediately available funds in US dollars, for the benefit of the EPU Holders, an amount equal to the Closing EPU Obligation. As soon as practicable following the Closing, the Company shall pay or cause the Company’s payroll service provider to pay, as applicable, the Closing EPU Obligation to the EPU Holders in accordance with the Closing Capitalization Schedule, less applicable employee tax withholdings, subject to, in the case of payment to any EPU Holder and only to the extent required by the terms and conditions of such EPU Holder’s EPUs, such EPU Holder’s execution of a release (an “EPU Holder Release”) of liability of any and all claims against the Company, its officers, directors and members, the Sellers and the Sellers Representative in form and substance reasonably satisfactory to the parties hereto.

(e) Warrants.

(i) At the Closing:

(A) each “out-of-the-money” Warrant, if any, outstanding immediately prior to the Closing shall be cancelled without any payment therefor; and

(B) each “in-the-money” Warrant, if any, outstanding immediately prior to the Closing shall be deemed exercised and each holder of such a Warrant shall be entitled to receive in exchange therefor an amount in cash determined based on the assumption that such Warrant had been exercised immediately prior to the Closing on a “cash-less” basis. The amounts described in this Section shall be deemed to have been paid in full satisfaction of all rights pertaining to such “in-the-money” Warrants.

(ii) The Company shall take all action necessary (including obtaining the consent of any holder of a Company Warrant) to ensure that the Warrants shall be treated as contemplated by this Section. The Company shall provide all notices to holders of Warrants required by any Contracts related to the Warrants. After the Closing, the Sellers shall ensure that no holder of a Warrant shall have any rights to acquire the capital stock of the Company or any of its Subsidiaries, or any other rights with respect thereto, except the right to receive the payment contemplated by this paragraph (if any) in cancellation and termination thereof.

(f) Notwithstanding anything to the contrary herein, but without limiting the Buyer’s obligations hereunder (including the Buyer’s obligation to pay the Purchase Price), the Buyer shall be entitled at the Closing to direct that any of the Units be transferred by the Sellers to one or more of the Buyer’s Affiliates in lieu of any such transfer to the Buyer itself.

(g) The Buyer’s obligation to pay the Purchase Price shall be deemed satisfied upon the Buyer’s (i) payment to the Paying Agent, the Closing Payment and, if applicable, any amounts required to be paid by the Buyer to the Paying Agent pursuant to Section 2.9, (ii) delivery to the Founders and Founder Affiliates of the Founder Restricted Shares and (iii) payment to the Company, for distribution to the EPU Holders pursuant to Section 2.7(d), the Closing EPU Obligation and, if applicable, any amounts required to be paid by the Buyer to the Company for distribution to the EPU Holders pursuant to Section 2.9, and the Buyer shall not be responsible to any Person with respect to the division of such proceeds among the Sellers, Warrant Holders and EPU Holders.

(h) The Buyer shall instruct the Paying Agent to, promptly following the Closing, pay each Seller and Warrant Holder his, her or its proportionate share of the Closing Payment, as such share is set forth in the Closing Capitalization Schedule.

SECTION 2.8 EPU Escrow Fund.

(a) Post-Closing EPU Payments. In the event that the Company is required pursuant to the terms of any EPUs to make any payments to EPU Holders that hold unvested EPUs as of the Closing and that are terminated without cause within the first six months following the Closing (“Post-Closing EPU Obligations”), (i) it shall, or the Buyer shall cause the Company to, (i) promptly notify the Sellers Representative of the requirement to make payments pursuant to such Post-Closing EPU Obligation(s), the identity of the EPU Holder or EPU Holders that are entitled to such payments, the circumstances under which such payments were required to be made, and the Company or the Buyer’s calculation of the amount of such payments, and shall provide the Sellers Representative with any additional information that the Sellers Representative may reasonably require in connection with such payments, including to determine the accuracy of such calculations, (ii) the Buyer and the Sellers Representative shall jointly instruct the Escrow Agent to disburse from the EPU Escrow Fund by wire transfer of immediately available funds to the Company, for distribution to the applicable EPU Holders (less applicable employee tax withholdings), the amount of payments that are required to be made to the applicable EPU Holders pursuant to the Post-Closing EPU Obligations (which calculation shall include an appropriate deduction pursuant to the terms of the EPUs to reflect the portion of the Post-Closing EPU Obligations that are not then payable due to a portion of the Purchase Price having originally been deposited in the Indemnity Escrow Fund and the Purchase Price True-Up Escrow Fund if the payment to the EPU Holders is to be made prior to the termination of the Purchase Price True-Up Escrow Fund and to reflect the portion, if any, of the Purchase Price True-Up Escrow Fund paid to the Buyer pursuant to Section 2.9(f) if the payment to the EPU Holders is to be made after the termination of the Purchase Price True-Up Escrow Fund. Within fourteen (14) days following the payment of any Post-Closing EPU Payments to any EPU Holders, the Sellers Representative shall in good faith recalculate the EPU Adjusted Pro Rata Share for each Seller, Warrant Holder and EPU Holder to reflect the effect of such Post-Closing EPU Payments and deliver a certificate executed by an authorized representative to the Buyer and the Escrow Agent setting forth all of the recalculated EPU Adjusted Pro Rata Shares.

(b) Termination of EPU Escrow Fund. Upon the termination of the EPU Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall, pursuant to instructions received from the Sellers Representative no more than three Business Days after the termination of the EPU Escrow Fund, pay any amounts remaining in the EPU Escrow Fund to (i) the Paying Agent, for distribution to the Sellers and the Warrant Holders in accordance with each Seller’s and each Warrant Holder’s EPU Adjusted Pro Rata Share, it being understood and agreed that the allocation of distributions among such Sellers and Warrant Holders shall be the responsibility of the Sellers Representative only and that the Buyer and the Company shall cooperate with the Sellers Representative as reasonably requested in connection with such distributions, provided that neither the Buyer nor the Company shall have any obligation to ensure that the allocation of distributions among the Sellers and Warrant Holders is accurate, and (ii) the Company, for distribution to the EPU Holders, less applicable employee tax withholdings, in accordance with each EPU Holder’s EPU Adjusted Pro Rata Share, it being understood and agreed that such distribution from the Escrow Agent to the Company shall be the responsibility of the Sellers Representative only and that the Buyer and the Company shall cooperate with the Sellers Representative as reasonably requested in connection with such distribution, provided that neither the Buyer nor the Company shall have any obligation to ensure that the allocation of distributions among the EPU Holders is accurate.

SECTION 2.9 Purchase Price True-Up. (a) Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers Representative a statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s calculation of all amounts included in the Closing Estimates and Calculations (including Closing Non-Cash Working Capital, Closing Cash, Closing Indebtedness, Adjusted Closing Specified Indebtedness, Adjusted Closing Indebtedness, Change of Control Payments, Third Party Expenses, the Closing EPU Obligation, Pre-Closing Severance Payments and the Purchase Price), and the deviation of such amounts from those included in the Closing Estimates and Calculations (provided, that the Buyer shall not have to provide a Closing Capitalization Schedule or otherwise determine how the Purchase Price is allocated among the Sellers, the EPU Holders and the Warrant Holders).

(b) On the 30th day following the delivery of the Closing Statement to the Sellers Representative, the Closing Statement shall become final and binding on all parties hereto unless, on or prior to such 30th day, the Sellers Representative shall have delivered to the Buyer a statement describing in reasonable detail the nature, amount and basis of each objection of the Sellers Representative to the Closing Statement (and any amount or calculation not so objected to shall become final and binding on all parties hereto). During such 30-day period, the Sellers Representative and its advisors (including its accountants) shall be permitted to review the working papers of the Buyer and its advisors (including its accountants) relating to the Closing Statement.

(c) If the Sellers Representative timely objects to the Closing Statement, such objections shall be resolved as set forth below. In connection therewith, the Buyer and its advisors (including its accountants) shall be permitted to review the working papers of the Sellers Representative and its advisors (including their accountants) relating to such objections.

(i) The Buyer and the Sellers Representative shall first use their reasonable best efforts to resolve such objections in good faith.

(ii) If the Buyer and the Sellers Representative are able to resolve such objections within 30 days after delivery of such statement of objections, the Buyer and the Sellers Representative, within such 30-day period, shall jointly prepare and sign a statement setting forth in reasonable detail the calculation of all amounts included in the Closing Estimates and Calculations (including Closing Non-Cash Working Capital, Closing Cash, Closing Indebtedness, Adjusted Closing Specified Indebtedness, Adjusted Closing Indebtedness, Change of Control Payments, Third Party Expenses, the Closing EPU Obligation, Pre-Closing Severance Payments and the Purchase Price), and the deviation of such amounts from those included in the Closing Estimates and Calculations, which such calculations shall be final and binding on all parties hereto.

(iii) If the Buyer and the Sellers Representative do not reach a resolution of all objections set forth in such statement of objections within 30 days after delivery of such statement of objections, the Buyer and the Sellers Representative shall, within 15 days after the expiration of such 30-day period, (A) jointly prepare and sign a statement setting forth those objections (if any) that the Buyer and the Sellers Representative have resolved and the resolution of such objections, which resolutions shall be final and binding on all parties hereto, (B) jointly prepare and sign a statement setting forth those objections which remain unresolved (collectively, the “Unresolved Objections”), and (C) jointly engage the Neutral Accountant to resolve the Unresolved Objections.

(iv) The Buyer and the Sellers Representative shall jointly submit to the Neutral Accountant, within 5 days after the date of the engagement of the Neutral Accountant, a copy of the Closing Statement, a copy of the statement of objections delivered by the Sellers Representative, and the joint statement of Unresolved Objections referred to in paragraph (iii) above. Each of the Buyer and the Sellers Representative shall submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 15 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Sellers Representative may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to the other on the same day), within 30 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by the other. Unless requested by the Neutral Accountant in writing, neither the Buyer nor the Sellers Representative may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

(v) The Buyer and the Sellers Representative shall use commercially reasonable efforts to cause the Neutral Accountant to (A) ensure the scope of its review and authority shall be limited to solely resolving the Unresolved Objections, (B) act in accordance with this Agreement, and (C) issue a written ruling which sets forth the resolution of each Unresolved Objection and includes a statement setting forth in reasonable detail the calculations of all amounts included in the Closing Estimates and Calculations (including Closing Non-Cash Working Capital, Closing Cash, Closing Indebtedness, Adjusted Closing Specified Indebtedness, Adjusted Closing Indebtedness, Change of Control Payments, Third Party Expenses, the Closing EPU Obligation, Pre-Closing Severance Payments and the Purchase Price), and the deviation of such amounts from those included in the Closing Estimates and Calculations, each reflecting the Neutral Accountant’s resolution of the Unresolved Objections. The resolution of each Unresolved Objection shall consist of the determination of an appropriate value for each Closing Statement item that is the subject of an Unresolved Objection, which value shall be equal to one of, or between, the values proposed by the Sellers Representative and by the Buyer.

(vi) The Sellers Representative and the Buyer shall use their commercially reasonable efforts to cause the Neutral Accountant to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The resolution by the Neutral Accountant of the Unresolved Objections shall be final and binding upon all parties hereto and shall not be subject to review or appeal, absent a showing of fraud. The Buyer and the Sellers Representative agree that the procedure set forth in this Section for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes, provided that no party shall be prohibited from instituting any Action to enforce the resolution of the Neutral Accountant in any court of competent jurisdiction.

(d) The fees, costs and expenses of the Neutral Accountant shall be paid by the Buyer and the Sellers in relation to the proportional difference between the Neutral Accountant’s final determination of the Purchase Price and the Sellers Representative’s and the Buyer’s determination of the Purchase Price, as reflected in the Closing Statement or in the Sellers Representative’s statement of objections, as applicable. The fees, costs and expenses of the accountants, attorneys and other representatives of each party incurred in connection with the matters described in this Section shall be borne by such party. For the avoidance of doubt any such fees borne by the Sellers Representative pursuant to this paragraph shall be satisfied exclusively by a disbursement from the Sellers Representative Expense Fund and, solely to the extent the then remaining balance of the Sellers Representative Expense Fund is insufficient to fully satisfy such payment obligation, from the Purchase Price True-Up Escrow Fund and then, if the Purchase Price True-Up Escrow Fund is exhausted, from the Indemnity Escrow Fund.

(e) Each of the Buyer and the Sellers Representative shall assist, and Buyer shall cause its Affiliates to assist, the other party and its advisors (including its accountants) in the preparation and review of the Closing Statement and in connection with the other matters addressed by this Section. Buyer shall afford to the Sellers Representative and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel, properties, books and records of Buyer and the Company and their respective Affiliates to the extent relevant to such matters; provided that such access shall not unreasonably disrupt the normal operations of such Persons. Sellers Representative shall afford to Buyer and its advisors (including its accountants), reasonable access, upon reasonable notice during normal business hours, to the personnel and working files (including those books and records of the Sellers, or copies thereof, as are included in such working files) of Sellers Representative to the extent relevant to the Sellers Representative’s preparation and review of the Closing Statement and provided that such access shall not unreasonably disrupt the normal operations of such Persons.

(f) If the Purchase Price, as finally determined pursuant to this Section, is less than the Estimated Purchase Price, then the Sellers Representative and the Buyer shall, within three Business Days of such final determination, jointly instruct the Escrow Agent to disburse from the Purchase Price True-Up Escrow Fund by wire transfer of immediately available funds (i) to the Buyer, the amount of such difference, and (ii) thereafter, to (x) the Paying Agent, for distribution to the Sellers and Warrant Holders in accordance with each Seller’s and each Warrant Holder’s EPU Adjusted Pro Rata Share (pursuant to instructions received from the Sellers Representative at least three Business Days prior to such date), and (y) to the Company, for distribution to the EPU Holders, less applicable employee tax withholdings, in accordance with each EPU Holder’s EPU Adjusted Pro Rata Share, any remaining amounts in the Purchase Price True-Up Escrow Fund (if any). The Sellers and Warrant Holders shall be jointly and severally liable to the Buyer if the amount of the Purchase Price True-Up Escrow Fund is insufficient to fully satisfy the Buyer’s right of payment under this paragraph, provided, that the Buyer shall have the option, exercisable at its discretion, to recover any such shortfall from the Indemnity Escrow Fund before seeking to recover directly from the Sellers.

(g) If the Purchase Price, as finally determined pursuant to this Section, is greater than the Estimated Closing Purchase Price, then within three Business Days of such final determination, (i) the Buyer shall pay by wire transfer of immediately available funds to (x) the Paying Agent, for distribution to the Sellers and Warrant Holders in accordance with each Seller’s and each Warrant Holder’s EPU Adjusted Pro Rata Share (pursuant to allocation instructions received from the Sellers Representative at least three Business Days prior to such date), and (y) to the Company, for distribution to the EPU Holders, less applicable employee tax withholdings, in accordance with each EPU Holder’s EPU Adjusted Pro Rata Share, the amount of such difference and (ii) the Sellers Representative and the Buyer shall jointly instruct the Escrow Agent to disburse from the Purchase Price True-Up Escrow Fund by wire transfer of immediately available funds (x) to the Paying Agent, for distribution to the Sellers, EPU Holders and Warrant Holders, in accordance with each Seller’s and Warrant Holder’s EPU Adjusted Pro Rata Share (pursuant to allocation instructions received from the Sellers Representative at least three Business Days prior to such date), and (y) to the Company, for distribution to the EPU Holders, less applicable employee tax withholdings, in accordance with each EPU Holder’s EPU Adjusted Pro Rata Share, the entirety of the Purchase Price True-Up Escrow Fund.

(h) Each of the parties to this Agreement agrees to treat any payments made pursuant to this Section 2.9 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required under applicable Law.

SECTION 2.10 Withholding Rights. The Buyer shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax Law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

SECTION 2.11 Sellers Representative.

(a) Each Seller and each Warrant Holder, by his, her or its execution of this Agreement or acceptance of the Purchase Price, hereby consents to the terms of this Section and to the appointment of Shareholder Representative Services LLC as such Person’s representative and attorney-in-fact (the “Sellers Representative”), with full power of substitution to act on behalf of the Sellers and Warrant Holders to the extent and in the manner set forth in this Agreement and the Escrow Agreement. All decisions, actions, consents and instructions by the Sellers Representative with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all decisions, actions, consents and instructions relating to the defense or settlement of any claims for indemnification, shall be binding upon all Sellers and Warrant Holders, and no Seller nor any such Warrant Holder shall have the right to object to, protest or otherwise contest any such decision, action, consent or instruction. The Buyer shall be entitled to rely on any decision, action, consent or instruction of the Sellers Representative in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby as being the decision, action, consent or instruction of the Sellers and Warrant Holders, and the Buyer is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers or any one or more of the Warrant Holders, or by operation of Law, whether by death or other event.

(b) The Sellers Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Sellers and Warrant Holders holding a projected interest in the Purchase Price equal to or greater than a majority of the projected Purchase Price (the “Majority Holders”); provided, however, in no event shall the Sellers Representative be removed without the Majority Holders having first appointed a new Sellers Representative who shall assume such duties immediately upon the removal of the Sellers Representative. In the event of the death, incapacity, resignation or removal of the Sellers Representative, a new Sellers Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Sellers Representative shall be sent to the Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Buyer; provided, that until such notice is received, the Buyer and the Company shall be entitled to rely on the decisions, actions, consents and instructions of the prior Sellers Representative as described in paragraph (a) above, unless such Sellers Representative has resigned or has died or has become incapacitated, in which case the Buyer and the Company shall be entitled to rely on the decisions, actions, consents and instructions of a majority of the Advisory Committee members then serving who, in such case, for all purposes hereunder shall be deemed the Sellers Representative until the Majority Holders appoint a replacement for the prior Sellers Representative. All fees and expenses incurred by the Sellers Representative in performing its duties hereunder (including legal fees and expenses related thereto) (other than the Sellers Representative’s engagement fee specified in its engagement letter, which shall be a Third Party Expense) and any indemnification in favor of the Sellers Representative shall be borne solely by the Sellers and the Warrant Holders. The Sellers Representative shall seek to recover all such amounts first from the Sellers Representative Expense Fund before pursuing recovery directly against the Sellers or Warrant Holders.

(c) The Sellers Representative and the members of the Advisory Committee shall not be liable to the Sellers or Warrant Holders for actions taken or omitted in connection with the Sellers Representative’s services pursuant to this Agreement or the Escrow Agreement or in connection with the members’ service on the Advisory Committee, respectively, except to the extent any such liability shall have been determined by a court of competent jurisdiction to have directly resulted from the intentional fraud, gross negligence or willful misconduct of the Sellers Representative or a member of the Advisory Committee, respectively. The Sellers and the Warrant Holders shall jointly and severally indemnify and hold harmless the Sellers Representative and the members of the Advisory Committee (solely in their capacity as members of the Advisory Committee) from and against any and all losses, liabilities, claims, actions, damages, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of attorneys and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of and in connection with the Sellers Representative’s activities as Sellers Representative under this Agreement and the Escrow Agreement and the members’ service on the Advisory Committee, respectively, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Sellers Representative or an Advisory Committee Member, as applicable, the Sellers Representative or such Advisory Committee Member, as applicable, will reimburse the Sellers and Warrant Holders the amount of such indemnified Representative Loss to the extent attributable to such fraud, gross negligence or willful misconduct. If not paid directly to the Sellers Representative or the members of the Advisory Committee, as applicable, by the Sellers and Warrant Holders, any such Representative Losses may be recovered by the Sellers Representative or the members of the Advisory Committee, as applicable, from (i) the funds in the Sellers Representative Expense Fund and (ii) the other escrow amounts held pursuant to the Escrow Agreement at such time (and only at such time) as such remaining amounts would otherwise be distributable to the Sellers and/or Warrant Holders under the terms of this Agreement and the Escrow Agreement; provided, that while this section allows the Sellers Representative and the members of the Advisory Committee to be paid from the Sellers Representative Expense Fund and the other escrow amounts held by the Escrow Agent, this does not relieve the Sellers and Warrant Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers Representative or the members of the Advisory Committee from seeking any remedies available to them at law or otherwise. In no event will the Sellers Representative or member of the Advisory Committee (except in such member’s capacity as a Seller and to the same extent and degree as the other Sellers hereunder) be required to advance his, her or its own funds on behalf of the Sellers or Warrant Holders or otherwise. The Sellers and Warrant Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers Representative or any Advisory Committee Member or the termination of this Agreement. For the avoidance of doubt, any restrictions or limitations regarding the liability of the Sellers and Warrant Holders contained elsewhere in this Agreement are not intended to apply to the indemnities provided to the Sellers Representative and the Advisory Committee Members under this Section 2.11(c).

(d) By his, her or its execution of this Agreement or acceptance of the Purchase Price, each Seller and each Warrant Holder shall be deemed to have approved of all arrangements pursuant to this Agreement or the Ancillary Agreements relating to the transactions contemplated hereby and thereby and to the provisions hereof binding upon the Sellers and the Warrant Holders, including the indemnification provisions hereof.

(e) The Sellers Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Sellers Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement. For tax purposes, the Sellers Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers and Warrant Holders at the Closing.

SECTION 2.12 Waiver; Termination of Agreements. Each Seller and each Warrant Holder, by his, her or its execution of this Agreement or acceptance of the Purchase Price, hereby waives (i) any required notice, if any, to which such Person is entitled (including under the Company’s governing documents, the Equity Documents, the Delaware General Corporation Law (the “DGCL”) and any Contract or other Law pursuant to which such Person may have rights or be bound) in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; (ii) any period of time that is required to elapse (including under the Company’s governing documents, the Equity Documents, the DGCL and any Contract or other Law pursuant to which such Person may have rights or be bound) before the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, if any; and (iii) any and all pre-emptive rights, rights of first refusal, co-sale or other rights it may have under the Equity Documents as a result of, or in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Effective as of immediately prior to the Closing, without any further action by any party hereto, each Equity Document other than the Company Operating Agreement and the agreements governing the EPUs are hereby terminated in their entirety and no party thereto shall have any further rights or obligations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date) as follows:

SECTION 3.1 Organization and Qualification. If such Seller is a legal entity, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate, limited liability company or limited partnership (as applicable) power and authority to own the Purchased Units or, as applicable, the Blocker Corporation Shares, owned by it.

SECTION 3.2 Authority. If such Seller is a legal entity, such Seller has full corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Seller is a natural person, such Seller has legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership or spousal or community property (as applicable) action. This Agreement has been, and upon its execution each Ancillary Agreement to which such Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon its execution each Ancillary Agreement to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 3.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents of such Seller;

(ii) conflict with or violate any Law applicable to such Seller or by which the Units owned by such Seller are bound; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of such Seller under, or result in the creation of any Encumbrance on any of the Units pursuant to, any Contract to which such Seller is bound;

except, in the case of clauses (ii) and (iii), for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Such Seller is not required to file or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which such Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) such items for which the failure to be made or obtained, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.4 Purchased Units and Blocker Corporation Shares. (a) If such Seller is not a Blocker Corporation or a Blocker Corporation Parent, such Seller is the record owner of the Units listed as owned by such Seller on Section 3.4 of the Disclosure Schedules, free and clear of any Encumbrances other than Permitted Equity Encumbrances, it being understood and acknowledged that Elevation MSP L.P., a Seller, is the record owner of the Units listed as owned by such Seller on Section 3.4 of the Disclosure Schedules as of the date hereof and that the number of Units owned by such entity will decrease prior to Closing as a result of the Restructuring (and that such decrease, in and of itself, shall not constitute a breach of this Section). Assuming the satisfaction of the Buyer’s obligations under this Agreement to pay the amounts required to be paid by Buyer at the Closing pursuant to Section 2.7, upon delivery to the

Buyer of such Units at the Closing (as such number of Units may decrease prior to Closing as a result of, and only as a result of, the above-described decrease in the Units held by Elevation MSP L.P.), the Buyer shall acquire good, valid and marketable title to such Units, free and clear of any Encumbrance other than Encumbrances created by the Buyer (including any operating agreement of the Company in effect immediately after the Closing) and Encumbrances arising under applicable securities laws.

(b) If such Seller is a Blocker Corporation Parent, such Seller is the record owner of the Blocker Corporation Shares listed as owned by such Seller on Section 3.4 of the Disclosure Schedules, free and clear of any Encumbrances other than Permitted Equity Encumbrances. Assuming the satisfaction of the Buyer’s obligations under this Agreement to pay the amounts required to be paid by Buyer at the Closing pursuant to Section 2.7, upon delivery to the Buyer of such Blocker Corporation Shares at the Closing, the Buyer shall acquire good, valid and marketable title to such Blocker Corporation Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer (including any operating agreement of the Company in effect immediately after the Closing) and Encumbrances arising under applicable securities laws.

SECTION 3.5 Exclusivity of Representations and Warranties. No Seller, nor any of its Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any such representation or warranty relating to the business, financial condition, results of operations, prospects, assets or liabilities of the Company), except as expressly set forth in this Article, Section 4.26 or any Ancillary Agreement, and such Persons hereby expressly disclaim any such other representations or warranties. Each such Person hereby waives any conflicts of interest, whether express or implied, arising out of any financing arrangements into which Buyer may enter with Morgan Stanley and/or its Affiliates, whether in connection with the transactions contemplated hereby or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (the disclosure of any information in a particular section of the Disclosure Schedules shall be deemed disclosure of such information with respect to any other section of this Article to which the relevance of such information is readily apparent on its face), the Company hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date) as follows:

SECTION 4.1 Organization and Qualification. (a) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as set forth in Section 4.1 of the Disclosure Schedules and has full organizational power and authority to own, lease and operate the assets owned by it and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the assets owned by it or the conduct of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has furnished to the Buyer a complete and correct copy of the certificate of formation and limited liability company agreement or equivalent organizational documents of the Company and each of its Subsidiaries. Such documents are in full force and effect and neither the Company nor any Subsidiary is in violation of any of the applicable provisions thereof.

SECTION 4.2 Authority. (a) The Company has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company is or will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No vote or approval by, or other action of, the holders of any equity interests of the Company is necessary under any Law or Contract in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Acquisition and the other transactions contemplated hereby or thereby.

SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation, bylaws, limited liability company operating agreement or other organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate, in each case, in any material respect, any Law applicable to the Company or any of its Subsidiaries, or by which any property or asset of the Company or any of its Subsidiaries is bound; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights may be bound or affected, except for any such breaches, defaults or other occurrences that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with its execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Company to consummate the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement.

SECTION 4.4 Capitalization. (a) Section 4.4(a) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of all record owners of the issued and outstanding limited liability company interests of the Company, indicating the respective number and class of Units held by each.

(b) Section 4.4(b) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of the names of (i) all Warrant Holders, together with the number of Units underlying such Warrants, the relevant exercise or purchase prices, and expiration dates thereof and (ii) all EPU Holders, together with (A) as applicable, the number of Units underlying such EPUs and the relevant “Baseline Value” or “Book Value” (as defined in the EPUs, if applicable, or, if not applicable with respect to any EPUs, the other equivalent economic terms) and (B) the vesting dates and expiration dates thereof.

(c) Section 4.4(c) of the Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of each item of Indebtedness of the Company. All outstanding Indebtedness of the Company is prepayable without penalty or premium. There is no Indebtedness outstanding that is convertible into, or otherwise exchangeable or exercisable for, any equity interests of the Company.

(d) Except as set forth in Sections 4.4(a), 4.4(b), 4.4(c) or 4.4(d) of the Disclosure Schedules, the Company has not issued or granted, nor agreed to issue or grant any: (i) limited liability company interests or other equity or ownership interests; (ii) options, warrants, or interests convertible into or exchangeable or exercisable for limited liability company interests or other equity or ownership interests; (iii) stock appreciation rights, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. Each outstanding limited liability company interest of the Company is duly authorized, validly issued, fully paid and nonassessable.

(e) Except as set forth in Section 4.4(e) of the Disclosure Schedules, there are no outstanding obligations of the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued limited liability company interests or other equity or ownership interests of the Company, and all such obligations (if any) shall either expire or terminate automatically at or prior to Closing without any action on the part of the Company or any other Person.

(f) No limited liability company interests or other equity or ownership interests of the Company have been issued in violation of any Law, the certificate of formation or limited liability company agreement or equivalent organizational documents of the Company or any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound.

(g) No limited liability company interests or other equity or ownership interests of the Company are owned by the Company or held by the Company in treasury. There are no declared or accumulated but unpaid distributions in respect of any limited liability company interests or other equity or ownership interests of the Company.

SECTION 4.5 Subsidiaries. Section 4.5 of the Disclosure Schedules sets forth for each Subsidiary of the Company a complete and accurate list, as of the date of this Agreement, of the amount of its authorized equity interests, the amount of its outstanding equity interests and the record holders of its outstanding equity interests, indicating the respective number of equity interests held by each. Except for the ownership of the Subsidiaries listed in Section 4.5 of the Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock of, or any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for or exchangeable for any such capital stock or any equity, partnership, membership or similar interest in any Person. The Company is under no current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person. Except as set forth in Section 4.5 of the Disclosure Schedules, no Subsidiary of the Company has issued or granted, nor agreed to issue or grant any: (i) capital stock, limited liability company interests or other equity or ownership interests; (ii) options, warrants, or interests convertible into or exchangeable or exercisable for capital stock, limited liability company interests or other equity or ownership interests; (iii) stock appreciation rights, phantom stock, interest in the ownership or earnings of such Subsidiary or other equity equivalent or equity-based awards or rights; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. Each outstanding equity interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable.

SECTION 4.6 Title to and Condition of Assets. The Company and each of its Subsidiaries has good and valid title to or a valid leasehold interest in all of its assets, including all of the assets reflected on the September 2015 Balance Sheet or acquired in the ordinary course of business since the date of the September 2015 Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the September 2015 Balance Sheet in the ordinary course of business consistent with past practice. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established on the face of the September 2015 Balance Sheet, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice and (iii) in the case of real property, any such Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate (collectively, “Permitted Encumbrances”).

SECTION 4.7 Financial Statements

(a) Section 4.7(a) of the Disclosure Schedules includes a true and complete copy of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 and the related audited consolidated statements of results of operations and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “2013 Audited Annual Company Financial Statements”) and (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, and the related audited consolidated statements of results of operations and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “2014 Audited Annual Company Financial Statements” and, together with the 2013 Audited Annual Company Financial Statements, the “Audited Annual Company Financial Statements”). The 2014 Audited Annual Company Financial Statements have been prepared in accordance with GAAP and the Exchange Act (including Regulation S-X) and include all notes and other supplemental disclosures required by GAAP or the Exchange Act, and are otherwise in form and scope sufficient for inclusion by the Buyer in a Form 8-K to be filed with the US Securities and Exchange Commission (the “SEC”) after the Closing. The 2014 Audited Annual Company Financial Statements include an unqualified opinion of the Company’s independent auditor Grant Thornton LLP and are accompanied by a consent to permit such opinion to be filed by the Buyer on Form 8-K and incorporated into the Buyer’s other Exchange Act and Securities Act filings.

(b) Section 4.7(b) of the Disclosure Schedules includes a true and complete copy of the financial statements of the Company and its Subsidiaries for the nine-month period ended

September 30, 2015, and the comparable period in 2014, together with an SAS 100 review thereof, as undertaken by Grant Thornton LLP (collectively, the “September 2015 SAS Financials”). The September 2015 SAS Financials include all notes and other supplemental disclosures required by GAAP and are accompanied by a customary letter from Grant Thornton LLP regarding its SAS 100 review. The September 2015 SAS Financials have been prepared in accordance with GAAP and the Exchange Act (including Regulation S-X) and include all notes and other supplemental disclosures required by GAAP or the Exchange Act, and are otherwise in form and scope sufficient for inclusion by the Buyer in a Form 8-K to be filed with the SEC after the Closing.

(c) “September 2015 Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries contained in the September 2015 SAS Financials and “Financial Statements” shall mean the financial statements described in the preceding clauses (a) through (b).

(d) Each of the Financial Statements (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of interim financial statements, to the omission of notes and other supplemental disclosures required by GAAP and normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(e) There are no significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of the Company and its Subsidiaries which are reasonably likely to adversely affect in any material respect the ability of the Company and its Subsidiaries to record, process, summarize, and report financial information.

SECTION 4.8 No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, and whether or not required by GAAP to be reflected in a balance sheet of the Company or any of its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (a) to the extent adequately accrued for and specifically reserved against in the September 2015 Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the September 2015 Balance Sheet, or (c) that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.9 Absence of Certain Changes or Events. (a) Since the date of the September 2015 Balance Sheet and through the date of this Agreement: (i) the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (iii) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.1.

(b) Since December 31, 2014 and through the date of this Agreement, there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

SECTION 4.10 Compliance with Law; Permits. (a) Each of the Company and its Subsidiaries is and has been since January 1, 2012 in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received since January 1, 2012 any notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company or any of its Subsidiaries or any of its or their Affiliates or Related Parties is not in compliance in all material respects with any such Laws.

(b) Each of the Company and its Subsidiaries is in possession of all Permits necessary for it to own, lease and operate its assets and to carry on its business in all material respects as currently conducted. Each of the Company and its Subsidiaries is and has been since January 1, 2012 in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of the Company, threatened. No such Permit is held in the name of any employee, officer, director, equity holder or agent on behalf of the Company or any of its Subsidiaries. The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the Acquisition and the other transactions contemplated hereby.

(c) Section 4.10(c) of the Disclosure Schedules contains a true and complete list as of the date thereof of each of the Company’s and its Subsidiaries’ material certifications, licenses, permits or similar authorizations with or from the FCC or any other telecommunications-related agency.

SECTION 4.11 Litigation. Except as set forth on Section 4.11 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding or, to the Knowledge of the Company, threatened order, writ, judgment, injunction, decree, determination or award of, or investigation by, any Governmental Entity relating to the Company or any of its Subsidiaries, any of its or their properties or assets, any of its or their officers or directors or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action initiated by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

SECTION 4.12 Employee Benefit Plans. (a) Section 4.12(a) of the Disclosure Schedules sets forth a true and complete list of all Employee Plans that cover any Employee. To the extent in the possession of or available to the Company, true and complete copies of each of the following documents have been delivered by the Sellers to the Buyer to the extent applicable:

(i) each Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Company’s or any of its Subsidiaries’ employees or participants or beneficiaries in such plan and all annuity contracts or other funding instruments;

(ii) each Benefit Arrangement, including written interpretations thereof and written descriptions thereof which have been distributed to any Employee or his or her beneficiaries in such Benefit Arrangement and a complete description of any such Benefit Arrangement that is not in writing;

(iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan that covers any Employee as is intended to satisfy the requirements of Section 401(a) of the Code;

(iv) the two most recent Forms 5500 for each Welfare Plan and Pension Plan; and

(v) any material correspondence to or from any Governmental Entity in the past three (3) years relating to any Welfare Plan, Pension Plan or Benefit Arrangement.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules:

(i) none of the Employee Plans is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code;

(ii) each Pension Plan that covers any Employee who is a resident of the United States that is intended to be qualified and tax exempt under the provisions of Code Sections 401(a) has received a determination or opinion letter issued by the Internal Revenue Service and, to the Knowledge of the Company, is tax-qualified;

(iii) each Welfare Plan that covers any Employee who is a resident of the United States and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in all material respects in compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times;

(iv) each Employee Plan has complied in all material respects in form with all applicable Laws and has been operated in all material respects in accordance with its terms;

(v) neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event) will result in the acceleration or creation of any rights of any Employee under any Employee Plan

(including the acceleration of the vesting of any equity awards, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement) or give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code; and

(vi) each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.

SECTION 4.13 Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is party to any labor or collective bargaining Contract that pertains to any Employee. To the Knowledge of the Company, there are no, and since January 1, 2013 there have been no, organizing activities or collective bargaining arrangements affecting the Company or any of its Subsidiaries pending or under discussion with any Employees or any labor organization. There is no, and since January 1, 2013 there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has materially breached or otherwise materially failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving any Employees.

(b) Each of the Company and its Subsidiaries is and since January 1, 2013 has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. None of the Company or any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to or affecting Employees or employment practices. None of the Company, any of its Subsidiaries or any of its executive officers has received since January 1, 2013 any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(d) As of the date hereof, to the Knowledge of the Company, no current Employee intends, or is expected, to terminate his employment relationship with the Company or any of its Subsidiaries following the consummation of the transactions contemplated hereby.

SECTION 4.14 Real Property. (a) Section 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and Leased Real Property. Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any Governmental Authority with or without payment of compensation, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All Contracts for Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such Contract by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto. Following the Closing, all Contracts for Leased Real Property shall remain in full force and effect and valid and binding on the parties thereto in accordance with their terms.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or the Leased Real Property. All structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Company and its Subsidiaries as currently conducted.

SECTION 4.15 Intellectual Property. (a) Section 4.15(a) of the Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all Company Registered IP, identifying in each case the registered owner and, if different, the beneficial owner, the issuance or registration date, the filing date, the registration number, and the application number, as applicable. Section 4.15(a) of the Disclosure Schedules further lists material unregistered trademarks and service marks owned and used by the Company as of the date of this Agreement.

(b) No registered Mark included in the Company Registered IP is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is currently threatened with respect to any of such Marks. No issued Patent included in the Company Registered IP is now involved in any interference, reissue, reexamination or other post-grant proceeding and, to the Knowledge of the Company, no such proceeding is currently threatened with respect to any of such Patents.

(c) The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Company Registered IP and all other Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries (collectively, the “Company IP”).

(d) Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in its Trade Secrets that are material to its business and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret that is material to its business. Except as listed on

Section 4.15(d) of the Disclosure Schedules, all current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have or had lawful access to Trade Secrets of the Company or any of its Subsidiaries or are or were involved in the development of any Company IP have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the standard forms of such agreements used by the Company. The Company has made available to the Buyer true and complete copies of all such standard forms, including all amendments thereto. Notwithstanding any disclosure in Section 4.15(d) of the Disclosure Schedules, all Intellectual Property that is currently used in the business of the Company or any of its Subsidiaries and that was created by current or former employees, contractors or consultants for the Company or any of its Subsidiaries in the course of their service to the Company or any of its Subsidiaries, is owned by the Company or its applicable Subsidiary either by operation of law or pursuant to a written agreement.

(e) All registered Marks, issued Patents and registered Copyrights included in the Company Registered IP are subsisting and, to the Knowledge of the Company, valid and enforceable, and neither the Company nor its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications), except where the Company or its applicable Subsidiary decided in its reasonable business judgment that such action or failure of action was desirable.

(f) The development, sale, distribution or other commercial exploitation of the Company’s products, and the provision of any of the Company’s services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated or violated, and as currently conducted do not infringe upon, misappropriate or violate any Intellectual Property of any third Person. Since April 1, 2012, neither the Company nor any of its Subsidiaries has received any (i) written notice, claim or indemnification request asserting or suggesting that any infringement, misappropriation or violation by the Company or its Subsidiaries of any Intellectual Property of any third Person is or may be occurring or has or may have occurred, nor to the Knowledge of the Company is there a reasonable basis therefor, or (ii) written request or invitation to consider taking a license under any Patents owned by a third Person. No Company IP is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Company or any of its Subsidiaries. To the Knowledge of the Company, no third Person is misappropriating, infringing, violating or diluting the Company IP in a material manner.

(g) Since April 1, 2012, neither the Company nor any of its Subsidiaries has transferred to any third Person ownership of any Intellectual Property other than transferring to customers, in the ordinary course of business, work product or other deliverables that are based on such customer’s data. Neither the Company nor any of its Subsidiaries has granted any exclusive license or sublicense with respect to any Company IP. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other modification of any kind to, any Company IP or (ii) materially impair the right of the Company or any of its Subsidiaries to use, make, market, license, sell, copy, distribute, commercially exploit or dispose of the Company IP to the same extent as by the Company and its Subsidiaries prior to the Closing.

(h) To the Knowledge of the Company, since April 1, 2012, there have been no unauthorized intrusions or breaches of the security of the Company’s or any of its Subsidiaries’ technology systems and infrastructure, including middleware, servers, workstations, routers, and all other information technology software or equipment used by or for the Company or any of its Subsidiaries.

(i) No source code of any software owned by the Company or any of its Subsidiaries has been licensed or otherwise provided to a third party other than to consultants and contractors performing work on behalf of the Company or any of its Subsidiaries who are bound by confidentiality obligations with respect to such source code. Neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent any of the source code of any software owned by the Company or any of its Subsidiaries, and no third party has the right, contingent or otherwise, to obtain access to or use any such source code, except as set forth in the previous sentence.

(j) Section 4.15(j) of the Disclosure Schedules lists all Open Source Materials used by the Company or any of its Subsidiaries in the conduct of its businesses, other than Open Source Materials used strictly for internal use purposes, and (i) identifies the license applicable thereto (including the specific version thereof under which such Open Source Materials were licensed); (ii) identifies, where available, a URL at which the applicable Open Source Materials are available and at which the applicable license is identified; (iii) describes the manner in which such Open Source Materials were or are used or distributed; (iv) states whether (and, if so, how) the Open Source Materials were modified by or for the Company or any of its Subsidiaries; and (v) describes how such Open Source Materials are integrated with or interact with proprietary software of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incorporated Open Source Materials into, or combined Open Source Materials with, any proprietary software of the Company or any of its Subsidiaries, or distributed Open Source Materials in conjunction with or for use with any proprietary software of the Company or any of its Subsidiaries, in a manner that obligates the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary software of the Company or any of its Subsidiaries to any third party. All use and distribution of any Open Source Materials by the Company or any of its Subsidiaries is and has been in compliance in all material respects with all licenses applicable thereto, including all copyright notice and attribution requirements.

(k) The Company uses commercially reasonable efforts to detect the presence and prevent the inclusion of viruses, worms, Trojan horses and other infections or intentionally harmful routines in any software included in Company products and services that are made available by the Company to its customers.

SECTION 4.16 Taxes. (a) Each of the Transferred Companies has properly completed and timely filed (after giving effect to any valid extensions of time in which to make such filings) all income and other material Tax Returns required to be filed by them. All such Tax Returns filed by the Transferred Companies are accurate, complete and correct in all material respects and no Tax Return contains, or was required to contain (in order to avoid a penalty), a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign Law. Each of the Transferred Companies is and has been in compliance with all applicable Laws relating to the withholding of Taxes and has collected or withheld all material Taxes required to be collected or withheld by each of them, and all such Taxes have been paid to the appropriate Taxing Authority or set aside in appropriate accounts for future payment when due.

(b) True, correct and complete copies of all federal, state and local income and other material Tax Returns filed for each of the Transferred Companies for taxable years commencing on or after December 31, 2011 have been delivered or made available to representatives of the Buyer.

(c) Each of the Transferred Companies has timely paid all income and other material Taxes that have become due and payable (whether or not shown on a Tax Return) and has adequately provided for in the Financial Statements in accordance with (to the extent applicable) GAAP for all income and other material Taxes that have accrued but are not yet due or payable as of the dates thereof. All income and other material Taxes of each of the Transferred Companies accrued following the end of the most recent period covered by the September 2015 Balance Sheet have been accrued in the ordinary course of business and in accordance with past practice of each of the Transferred Companies, and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in any of the Transferred Companies’ operating results). The provisions for Taxes currently payable in the September 2015 Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Transferred Companies, whether or not disputed.

(d) No claim has been made by any Taxing Authority in any jurisdiction where any of the Transferred Companies do not file Tax Returns that any of the Transferred Companies are or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any of the Transferred Companies for taxable years commencing on or after December 31, 2009.

(e) No claim for assessment or collection of Taxes is presently being asserted (or has been threatened in writing) by any Taxing Authority with respect to any of the Transferred Companies. There is no presently pending audit examination, request for information, claim, litigation, proceedings, proposed adjustment or matter in controversy with any Taxing Authority with respect to Taxes of or with respect to any of the Transferred Companies, and to each of the Transferred Companies’ Knowledge, no such action or proceeding is being contemplated.

(f) There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon the assets of any of the Transferred Companies.

(g) None of the Transferred Companies is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(h) None of the Transferred Companies is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Taxing Authority.

(i) None of the Transferred Companies is or has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which is or was the Company or a Blocker Corporation). None of the Transferred Companies has any liability for Taxes of any Person (other than the Transferred Companies) under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(j) None of the Transferred Companies has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(k) None of the Transferred Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) the installment method of accounting, the completed contract method of accounting, the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iii) any prepaid amount or deferred revenue received on or prior to the Closing Date, (iv) the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law), (v) any inclusion under Section 956 of the Code for the taxable year of any of the Transferred Companies with respect to any loan, debt or other investment or transaction entered into before the Closing Date, or (vi) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(l) No power of attorney granted by or with respect to any of the Transferred Companies relating to Taxes is currently in force.

(m) None of the Transferred Companies has engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(n) No Transferred Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) The Company is, and has been since its original formation, classified as a partnership or a disregarded entity for purposes of U.S. federal and applicable state Tax purposes and has not made any filing with any Taxing Authority, including an Internal Revenue Service Form 8832, to be treated as an association taxable as a corporation. Section 4.16(o) of the Disclosure Schedules indicates the U.S. federal income tax classification of the Company and each Subsidiary and the effective dates of any elections made with respect to the Company or its Subsidiaries pursuant to Treasury Regulations Section 301.7701-3.

(p) None of the Company’s non-U.S. Subsidiaries has recognized a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such Subsidiary that includes but does not end on the Closing Date.

(q) The Company has never made any election to be excluded from all or any part of Subtitle A, Chapter 1, Subchapter K of the Code and is not and has never been a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(r) All material information in the possession of the Transferred Companies relating to the Transferred Companies’ compliance with transfer pricing Laws has been delivered or made available to representatives of the Buyer.

(s) As of the Closing Date, the aggregate tax basis of the assets of the Company for U.S. federal income tax purposes is no more than $30 million.

(t) The U.S. federal income Tax Returns required to be filed by or on behalf of the Company after the Closing with respect to the Company’s taxable year ending on the Closing Date shall result in an aggregate allocation of net operating losses to the Blocker Corporations of at least $7.7 million; provided, however, that this representation shall be deemed satisfied if the combined available net operating losses of Elevation Blocker Corporation and FTV Blocker Corporation are at least $25 million as of the Closing Date.

SECTION 4.17 Environmental Matters. (a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws and holds all Environmental Permits required by Environmental Laws. None of the Company, any of its Subsidiaries, any Seller nor any of its and their executive officers has received, nor is there any basis for, any notice, communication or complaint from a Governmental Entity or other Person alleging that the Company or any of its Subsidiaries has any liability under any such Environmental Law or are not in compliance with any such Environmental Law.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable Environmental Law or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(c) To the Knowledge of the Company, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances or any investigation, clean-up, remediation or corrective action of any kind relating thereto (i) on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries, (ii) at any location to which the Company or any of its Subsidiaries has sent any Hazardous Substances or waste for storage, handling, disposal or treatment, or (iii) at any other location with respect to which the Sellers, the Company or any of its Subsidiaries may be liable under Environmental Law. None of the Company, any of its Subsidiaries or any Seller is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise pursuant to any Environmental Law.

(d) The Sellers, the Company and its Subsidiaries have provided to the Buyer all permits, audits and other reports pertaining to compliance with Environmental Law and all assessments, including “Phase I” and “Phase II” environmental site assessments, or other investigation reports in its possession, or to which it has reasonable access, addressing environmental conditions at every location ever owned, operated or leased by or on behalf of the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.

(e) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws, including common law, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution, protection of the environment, human health and safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) any substance, material, chemical or waste defined in or regulated by any Governmental Entity pursuant to any Environmental Law as hazardous, toxic, corrosive, carcinogenic, explosive, flammable, or otherwise deleterious to human health and safety or the environment; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) lead, polychlorinated biphenyls, asbestos, radon and any materials containing these substances.

(iv) “Release” when used in connection with Hazardous Substances means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances) into the environment.

SECTION 4.18 Material Contracts. (a) Section 4.18(a) of the Disclosure Schedules sets forth a list of all Contracts described in subsections (i) through (xx) below to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound, in each case, that is effective as of the date hereof (such Contracts, the “Material Contracts”):

(i) any Contract with any reseller, distributor, dealer, sales representative or other Person acting in an analogous role with respect to the Company’s products or services involving annual payments of more than $100,000;

(ii) any Contract that provides for a Person to provide to the Company or its Subsidiaries with marketing, advertising, market research or analogous services and involves aggregate annual payments in excess of $100,000;

(iii) any Contract relating to or evidencing Indebtedness other than Specified Indebtedness;

(iv) any Contract with any Governmental Entity;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries;

(vi) any employment or consulting Contract, other than (A) Contracts for employment covered in clause (v) above, (B) offer letters in the Company’s standard form provided to employees, which standard forms have been made available to the Buyer or (C) any at-will employment or consulting Contract involving annual compensation of less than $100,000 per year and that does not obligate the Company to pay any severance or similar benefits upon termination of the employment or consulting Contract and that does not involve any payments of bonus or salary by the Company or its Subsidiaries;

(vii) any Contract that expressly limits, or expressly purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that expressly restricts the right of the Company or any of its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that contains any other provision granting “exclusivity”;

(viii) any Contract that grants (A) the counterparty or any third Person “most favored nation” status or (B) any Top 30 Customer any (x) rebate, credit or other analogous benefit to be paid or applied upon the occurrence of a future event or that is recurring (whether upon the satisfaction of milestones or otherwise), or (y) any other future price protection, price adjustment or discount rights based upon Contracts of the Company with other counterparties;

(ix) any Contract involving aggregate payments of more than $10,000 with a Top 30 Customer that permits such customer to terminate such Contract prior to the end of its current stated term in circumstances not involving a breach of such Contract by the Company or any of its Subsidiaries, or any Contract with a Top 30 Customer that otherwise permits such customer to terminate “for convenience”;

(x) any Contract involving aggregate payments of more than $10,000 that requires a consent in connection with the Acquisition, or that otherwise contains a provision relating to “change of control” or “anti-assignment” that would be triggered by the Acquisition, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds or uses another Person’s, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(xii) any Contract for the sale or purchase of any real property, or any Contract entered into after December 31, 2013 for the sale or purchase of any tangible personal property with a sale or purchase price in an amount in excess of $50,000;

(xiii) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person with respect to liabilities relating to the Company or any of its Subsidiaries, excluding indemnification provided by the Company or any of its Subsidiaries to customers in the ordinary course of business;

(xiv) any (A) Inbound License Agreement other than (1) a license of commercially available “off-the-shelf” software for an aggregate license fee of no more than $10,000, (2) a license for Open Source Materials, and (3) Contracts that contain a license from a customer to use its information or data in the course of performing services for the customer, including any such Contracts that grant the Company or its Subsidiaries a license to any Intellectual Property Rights in and to any portion of the work product or other deliverables prepared for the customer to the extent that they are, or can be made, not specific to the customer, but that would not otherwise be considered an Inbound License Agreement; (B) Outbound License Agreement; (C) Contract that limits the Company’s or any of its Subsidiaries’ rights to use, or enforce or register Intellectual Property owned, used, or held for use by the Company or any of its Subsidiaries, including covenants not to sue and co-existence agreements; or (D) other material Contract relating to Intellectual Property;

(xv) any Contract relating to any joint venture or partnership;

(xvi) any Contract providing for any merger, acquisition or disposition transaction involving any Person or any business unit or division thereof, or any other assets or liabilities that are material to the Company or any of its Subsidiaries;

(xvii) any Contract with any labor union;

(xviii) any Contract relating to settlement or other final disposition of any Action since January 1, 2010;

(xix) any Data Vendor Contract, but excluding Contracts with customers of the Company or its Subsidiaries; and

(xx) any other Contract, whether or not made in the ordinary course of business, that (A) involves a potential liability or receivable, as the case may be, in excess of $250,000 on an annual basis or in excess of $250,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary without penalty or further payment on less than 60 days’ notice, or (C) is material to the Company or any of its Subsidiaries, taken as a whole.

(b) (i) Each Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract which remains uncured, nor has the Company received any notice of any such default, event or condition. The Company has made available to the Buyer true and complete copies of all Material Contracts, including all amendments thereto.

SECTION 4.19 Customers and Suppliers. (a) Section 4.19(a)(i) of the Disclosure Schedules sets forth the top 30 customers of the Company and its Subsidiaries, taken as a whole, in terms of GAAP revenue during each of the Company’s three preceding fiscal years (each such customer, a “Top 30 Customer”). Except as set forth in Section 4.19(a)(ii) of the Disclosure Schedules, no such customer has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice that any such customer may cancel or otherwise materially and adversely modify its relationship (including, without limitation, by seeking to renegotiate contractual terms) with the Company or any of its Subsidiaries or limit its purchases from the Company.

(b) Section 4.19(b)(i) of the Disclosure Schedules sets forth the top 20 suppliers of the Company and its Subsidiaries, taken as a whole, based upon annual cash payments by the Company or its Subsidiaries to its suppliers, during each of the Company’s three preceding fiscal years (each such supplier, a “Top 20 Supplier”). Except as set forth in Section 4.19(b)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including any Seller and its Affiliates), or that any such supplier (including any Seller and its Affiliates) will not sell supplies or services to the Company or any of its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company or any of its Subsidiaries. To the Company’s Knowledge, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.

(c) Since December 31, 2012, the Company and each of its Subsidiaries has engaged in and accounted for all revenue, pricing, sales, receivables and payables practices in accordance with GAAP and otherwise in the ordinary course of business consistent with past practice and have not engaged in (i) any trade loading practices or any other promotional, sales, rebate or discount activity with any customers, registrars, resellers or distributors with the effect of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods, or (iv) any other promotional, sales, rebate or discount activity or deferred revenue activity, in each case in this clause (iv), in a manner outside the ordinary course of business or inconsistent with past practice.

SECTION 4.20 Affiliate Interests and Transactions. (a) Except as set forth on Section 4.20(a) of the Disclosure Schedules: (i) no Related Party of the Company or any of its Subsidiaries (excluding Silver Lake Waterman Fund, L.P. and any Affiliate thereof, any portfolio company of Elevation Partners and any portfolio company of FTV Capital) owns or has owned at any time since January 1, 2014, directly or indirectly, any equity or other financial or voting interest in any reseller, supplier, licensor, licensee, lessor, lessee, distributor, independent contractor or customer of the Company or any of its Subsidiaries or its business; (ii) no portfolio company of Elevation Partners or FTV Capital is a Top 30 Customer or Top 20 Supplier, (iii) no Related Party of the Company or any of its Subsidiaries (excluding Silver Lake Waterman Fund, L.P. and any Affiliate thereof) owns any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses in or pertaining to the business of the Company or any of its Subsidiaries; (iv) no Related Party of the Company or any of its Subsidiaries (excluding Silver Lake Waterman Fund, L.P. and any Affiliate thereof) has or has had at any time since January 1, 2014 any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries involving any assets or property of the Company or any of its Subsidiaries, other than (A) business dealings or transactions conducted in the ordinary course of business on arms’ length terms or (B) in such Related Party’s capacity as a director or officer of the Company or any of its Subsidiaries; and (v) no Related Party of the Company or any of its Subsidiaries is or has been at any time since January 1, 2014 employed by the Company or any of its Subsidiaries. Ownership of securities that are registered under the Securities Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section.

(b) Except as set forth on Section 4.20(b) of the Disclosure Schedules, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any of its Subsidiaries, on the other hand, excluding any such Contracts entered into in such Related Party’s capacity as a director or officer and listed on Section 4.20(a) of the Disclosure Schedules.

(c) Except as set forth on Section 4.20(c) of the Disclosure Schedules, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and none of the Company or any of its Subsidiaries is otherwise a debtor or creditor of, nor has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries (other than liabilities or obligations owed to current directors or officers for the current service of such Persons).

SECTION 4.21 Insurance. Section 4.21 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. Neither the Company nor any of its Subsidiaries has received notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries provide adequate coverage for the risks incident to the operations and assets of the Company and its Subsidiaries, and the types and amounts of coverage provided thereby are customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

SECTION 4.22 Telecommunications and VoIP Services. (a) Except as set forth on Section 4.22(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has (i) authority under Section 214 of the U.S. Communications Act of 1934 for the provision of telecommunications services, (ii) U.S. Certificates of Public Convenience and Necessity or other state authority to provide telecommunications services, (iii) any active tariffs for the provision of telecommunications services, or (iv) any existing service offerings that require legal authority referenced in the foregoing clauses (i), (ii) or (iii).

(b) Neither the Company nor any of its Subsidiaries provides interconnected Voice over Internet Protocol service as that term is defined by the FCC in Section 52.12 of its rules.

SECTION 4.23 Use of Data. (a) Neither the Company nor any of its Subsidiaries is required to have (i) authority under Section 214 of the U.S. Communications Act of 1934 for the provision of telecommunications services, (ii) U.S. Certificates of Public Convenience and Necessity or other state authority to provide telecommunications services, (iii) any active tariffs for the provision of telecommunications services, or (iv) any existing service offerings that require legal authority referenced in the foregoing clauses (i), (ii) or (iii), as a condition precedent to the use or receipt of data received pursuant to any Data Vendor Contract.

(b) Except as set forth on Section 4.23(b) of the Disclosure Schedules, no data that the Company or any of its Subsidiaries purchases, acquires, licenses, leases or is otherwise granted the right to use or access pursuant to any Data Vendor Contract is subject to Section 222 of the U.S. Communications Act of 1934.

SECTION 4.24 Data Restrictions. Except as set forth on Section 4.24 of the Disclosure Schedules, (a) no Contract to which the Company or any of its Subsidiaries is a party

(i) restricts or otherwise imposes any restrictions on the Company’s or any of its Subsidiaries’ ability to use or disclose the data provided under any Data Vendor Contract for all purposes for which it is currently used or disclosed or (ii) following the Closing, will restrict or otherwise impose any restrictions on the Buyer’s ability to use or disclose the data provided under any Data Vendor Contract for all purposes for which it is currently used or disclosed; and (b) neither the Company nor any of its Subsidiaries is in breach of any data use restriction contained in any Data Vendor Contract.

SECTION 4.25 Privacy and Security. (a) Each of the Company and its Subsidiaries has at all times complied with all applicable Laws and its respective privacy policies relating to privacy, data protection and the collection and use of Personally Identifiable Information gathered or accessed in the course of its operations, and maintains reasonable administrative, technical and physical processes and policies designed to safeguard the integrity of Personally Identifiable Information and to prevent unauthorized access to, misuse or alteration of, such data necessary to comply with applicable Law and the applicable terms of any Contract to which it is a party and is in material compliance with such policies, and each of the Company and its Subsidiaries has been in material compliance with all prior privacy policies of the Company and its Subsidiaries in effect from time to time. No claims have been asserted in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging an improper use of Personally Identifiable Information. The execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not breach or otherwise cause any material violation of any privacy policy of the Company or any of its Subsidiaries.

(b) There has been no violation by the Company or any of its Subsidiaries of the rights of any Person with respect to Personally Identifiable Information under international, foreign (including, without limitation, any Law of any Governmental Entity located in Europe or Asia), U.S. and state Laws (including, without limitation, California SB 27, California Consumer Protection Against Computer Spyware Act, California Civil Code 1798.81.5 and the Data Protection Act 1998), including all rights respecting (A) privacy generally, (B) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (C) spyware and adware (the rights described in clauses (A)-(C) are referred to herein collectively as “Privacy Rights”). For purposes of this Agreement, “Personally Identifiable Information” means data in control of the Company or any of its Subsidiaries that would enable the Company or any of its Subsidiaries to identify or locate a particular individual, including, but not limited to, the name, address, telephone number, electronic mail address, social security number, bank account number or credit card number of an individual.

(c) Neither the Company nor any of its Subsidiaries (i) has violated or is in violation of the Children’s Online Privacy Protection Act; (ii) has knowingly made any representations, provided any notices or taken any actions with respect to consumers that have been inaccurate, misleading, unfair or deceptive; or (iii) has received any notices or complaints from any Governmental Entity challenging its practices with respect to Personally Identifiable Information.

(d) Each of the Company and its Subsidiaries possesses all consents required by Law, any applicable self-regulatory code, internal policy or Contract to use or disclose the data provided under any Data Vendor Contract, including Personally Identifiable Information, for all purposes for which it is currently used or disclosed.

SECTION 4.26 Anti-Bribery and Anti-Money Laundering Compliance. (a) Neither the Company, any of its Subsidiaries nor any Seller nor, to the Knowledge of the Company, any agent or other Person acting on its or their behalf has provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company, and of its Subsidiaries or any of its or their Affiliates or (ii) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity. “Government Official” means any Person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for Governmental Entity office, or the family member or close affiliate of any of these.

(b) Each of the Company and its Subsidiaries is and has been since its formation in compliance in all material respects with the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, and the USA PATRIOT Act of 2001, and all other applicable anti-bribery or anti-money laundering Laws. Each Seller, the Company and each of its Subsidiaries utilizes controls procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

SECTION 4.27 Brokers. Except for Morgan Stanley & Co. LLC (“Morgan Stanley”) and Luma Securities LLC, the fees of which will constitute Third Party Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company or any of its Subsidiaries, or any of their respective Affiliates. The Sellers have furnished to the Buyer a complete and correct copy of all agreements with Morgan Stanley and Luma Securities LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

SECTION 4.28 Exclusivity of Representations and Warranties. None of the Company, any of its Subsidiaries nor any of its or their Affiliates, nor any Representative of any of the foregoing, is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including any such representation or warranty relating to the business, financial condition, results of operations, prospects, assets or liabilities of the Company or its Subsidiaries), except as expressly set forth in this Article or any Ancillary Agreement, and such Persons hereby expressly disclaim any such other representations or warranties. Each such Person hereby waives any conflicts of interest, whether express or implied, arising out of any financing arrangements into which Buyer may enter with Morgan Stanley and/or its Affiliates, whether in connection with the transactions contemplated hereby or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES PERTAINING TO THE BLOCKER CORPORATIONS

SECTION 5.1 Representations and Warranties of Blocker Corporation Parents. Each Blocker Corporation Parent, on behalf of itself and the Blocker Corporation owned by it, severally and not jointly, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) as follows:

(a) Organization and Qualification; No other Assets or Liabilities. Such Blocker Corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority to own the Units owned by it. Such Blocker Corporation was formed solely for the purpose of holding its Blocker Corporation Units. Other than organizational activities and ownership of the Units of the Company, such Blocker Corporation (i) has not conducted, and does not conduct, any business or operations, (ii) does not own any assets or properties, (iii) does not have any employees, (iv) does not have any liabilities or obligations of any kind or nature (including any Indebtedness), other than those arising under the Equity Documents to which it is a party, and (v) has not been, and is not, a party to any transaction other than the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) No Conflict. The execution, delivery and performance by such Blocker Corporation Parent of this Agreement and each Ancillary Agreement to which such Blocker Corporation Parent will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents of such Blocker Corporation;

(ii) conflict with or violate any Law applicable to such Blocker Corporation or by which the Blocker Corporation Units owned by such Blocker Corporation or Blocker Corporation Shares owned by such Blocker Corporation Parent are bound; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of such Blocker Corporation or Blocker Corporation Parent under, or result in the creation of any Encumbrance on any of the Blocker Corporation Units or Blocker Corporation Shares pursuant to, any Contract to which such Blocker Corporation or Blocker Corporation Parent is bound.

SECTION 5.2 Representations and Warranties of Elevation Blocker Corporation Parent. Elevation Blocker Corporation Parent, on behalf of itself and Elevation Blocker Corporation, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) as follows:

(a) Elevation Blocker Corporation Units and Elevation Blocker Corporation Shares; Capitalization.

(i) Section 5.2(a)(i) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of (A) all Units owned by each of Elevation Blocker Corporation and Elevation MSP L.P., a Seller, it being understood and acknowledged that prior to the Closing, the number of Units owned by each of the foregoing entities will change as a result of the Restructuring (and that such change, in and of itself, shall not constitute a breach of this subsection), but that the total number of Units owned by the foregoing entities taken together, as reflected on Section 5.2(a)(i) of the Disclosure Schedules, shall not change as a result of the Restructuring or otherwise) and (B) all Blocker Corporation Shares of Elevation Blocker Corporation.

(ii) Elevation Blocker Corporation Parent is the record holder of the Blocker Corporation Shares listed as owned by Elevation Blocker Corporation Parent on Section 5.2(a)(i) of the Disclosure Schedules, free and clear of any Encumbrances other than Permitted Equity Encumbrances. Assuming the satisfaction of the Buyer’s obligations under this Agreement to pay the amounts required to be paid by the Buyer at the Closing pursuant to Section 2.7, upon delivery to the Buyer of such Blocker Corporation Shares at the Closing, the Buyer shall acquire good, valid and marketable title to such Blocker Corporation Shares, free and clear of any Encumbrances other than Encumbrances created by the Buyer (including any operating agreement of the Company in effect immediately after the Closing) and Encumbrances arising under applicable securities laws.

(iii) Except as set forth in Section 5.2(a)(iii) of the Disclosure Schedules, Elevation Blocker Corporation has not issued or granted, nor agreed to issue or grant any: (i) equity or ownership interests; (ii) options, warrants, or interests convertible into or exchangeable or exercisable for equity or ownership interests; (iii) stock appreciation rights, phantom stock, interest in the ownership or earnings of Elevation Blocker Corporation or other equity equivalent or equity-based awards or rights; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. Each outstanding equity interest of Elevation Blocker Corporation is duly authorized, validly issued, fully paid and nonassessable.

(iv) There are no outstanding obligations of Elevation Blocker Corporation to issue, sell or transfer, or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued equity or ownership interests of the Elevation Blocker Corporation.

(v) No equity or ownership interests of Elevation Blocker Corporation has been issued in violation of any Law, the certificate of incorporation or bylaws or equivalent organizational documents of Elevation Blocker Corporation or any Contract to which Elevation Blocker Corporation is a party or by which Elevation Blocker Corporation or any of its properties or assets is bound.

(vi) No equity or ownership interests of Elevation Blocker Corporation are owned by Elevation Blocker Corporation or held by Elevation Blocker Corporation in treasury. There are no declared or accumulated but unpaid dividends in respect of any equity or ownership interests of Elevation Blocker Corporation.

(b) Elevation Blocker Corporation Tax Items.

(i) Subject to the Company’s representation in Section 4.16(a) being a true representation, Elevation Blocker Corporation (i) had at least $10.6 million of available net operating losses as of the end of its taxable year ending December 31, 2014 for U.S. federal income tax purposes, and (ii) such net operating losses are not subject to any limitation under Section 382 or 383 of the Code or under any other provision of applicable law (other than as a result of the transactions contemplated by this Agreement); provided, however, that clause (i) of this representation shall be deemed satisfied if the combined available net operating losses of Elevation Blocker Corporation and FTV Blocker Corporation are at least $25 million as of the Closing Date.

(ii) Elevation Blocker Corporation has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(iii) No taxable income has been generated by Elevation Blocker Corporation other than in the ordinary course of holding, directly or indirectly, its Units in the Company consistent with past practice. Elevation Blocker Corporation has not had and currently does not have any employees, and since its formation has not engaged in any business or other activities other than the holding of Units in the Company.

(iv) Elevation Blocker Corporation will not recognize any taxable income or be liable for any Taxes as a result of the Restructuring or the Acquisition.

SECTION 5.3 Representations and Warranties of FTV Blocker Corporation Parent. FTV Blocker Corporation Parent, on behalf of itself and FTV Blocker Corporation, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) as follows:

(a) FTV Blocker Corporation Units and FTV Blocker Corporation Shares; Capitalization.

(i) Section 5.3(a)(i) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of (A) all Units owned by FTV Blocker Corporation and (B) all Blocker Corporation Shares of FTV Blocker Corporation.

(ii) FTV Blocker Corporation Parent is the record holder of the Blocker Corporation Shares listed as owned by FTV Blocker Corporation Parent on Section 5.3(a)(i) of the Disclosure Schedules, free and clear of any Encumbrances other than Permitted Equity Encumbrances. Assuming the satisfaction of the Buyer’s obligations under this Agreement to pay the amounts required to be paid by the Buyer at the Closing pursuant to Section 2.7, upon delivery to the Buyer of such Blocker Corporation Shares at the Closing, the Buyer shall acquire good, valid and marketable title to such Blocker Corporation Shares, free and clear of any Encumbrances other than Encumbrances created by the Buyer (including any operating agreement of the Company in effect immediately after the Closing) and Encumbrances arising under applicable securities laws.

(iii) Except as set forth in Section 5.3(a)(iii) of the Disclosure Schedules, FTV Blocker Corporation has not issued or granted, nor agreed to issue or grant any: (i) equity or ownership interests; (ii) options, warrants, or interests convertible into or exchangeable or exercisable for equity or ownership interests; (iii) stock appreciation rights, phantom stock, interest in the ownership or earnings of FTV Blocker Corporation or other equity equivalent or equity-based awards or rights; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable or exercisable for securities having the right to vote. Each outstanding equity interest of FTV Blocker Corporation is duly authorized, validly issued, fully paid and nonassessable.

(iv) There are no outstanding obligations of FTV Blocker Corporation to issue, sell or transfer, or repurchase, redeem or otherwise acquire, or that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued or unissued equity or ownership interests of the FTV Blocker Corporation.

(v) No equity or ownership interests of FTV Blocker Corporation has been issued in violation of any Law, the certificate of incorporation or bylaws or equivalent organizational documents of FTV Blocker Corporation or any Contract to which FTV Blocker Corporation is a party or by which FTV Blocker Corporation or any of its properties or assets is bound.

(vi) No equity or ownership interests of FTV Blocker Corporation are owned by FTV Blocker Corporation or held by FTV Blocker Corporation in treasury. There are no declared or accumulated but unpaid dividends in respect of any equity or ownership interests of FTV Blocker Corporation.

(b) FTV Blocker Corporation Tax Items.

(i) Subject to the Company’s representation in Section 4.16(a) being a true representation, FTV Blocker Corporation (i) had at least $6,690,035 of available net operating losses as of the end of its taxable year ending December 31, 2014 for U.S. federal income tax purposes, and (ii) such net operating losses are not subject to any limitation under Section 382 or 383 of the Code or under any other provision of applicable law (other than as a result of the transactions contemplated by this Agreement); provided, however, that clause (i) of this representation shall be deemed satisfied if the combined available net operating losses of Elevation Blocker Corporation and FTV Blocker Corporation are at least $25 million as of the Closing Date.

(ii) FTV Blocker Corporation has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(iii) No taxable income has been generated by FTV Blocker Corporation other than in the ordinary course of holding, directly or indirectly, its Units in the Company consistent with past practice. FTV Blocker Corporation has not had and currently does not have any employees, and since its formation has not engaged in any business or other activities other than the holding of Units in the Company.

(iv) FTV Blocker Corporation will not recognize any taxable income or be liable for any Taxes as a result of the Acquisition.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers and the Company as of the date hereof and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) as follows:

SECTION 6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 6.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer is or will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer is or will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

SECTION 6.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or any of its assets, or by which the Buyer or any of its assets is bound; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Buyer under, or result in the creation of any Encumbrance on any asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer may be bound or affected;

except for any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Entity in connection with its execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Buyer to consummate the Acquisition or any of the other transactions contemplated by this Agreement or any Ancillary Agreement.

SECTION 6.4 Financing. The Buyer has delivered to the Company true and complete copies of (i) an executed commitment letter dated as of the date hereof (as the same may be amended pursuant to Section 7.11, the “Commitment Letter” and, together with the Fee Letter (as defined below), the “Debt Financing Commitments”) pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (such amounts, the “Debt Financing”) and (ii) the fee letter referred to in such commitment letter (with only fee amounts, dates, pricing caps, other economic terms and market flex provisions redacted, none of which would adversely affect the amount or availability of the Debt Financing other than through original issue discount) (as may be amended pursuant to Section 7.11, the “Fee Letter”). As of the date of this Agreement, none of the Debt Financing Commitments has been amended or modified, and the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded and, to the Knowledge of the Buyer, no withdrawal or rescission thereof is contemplated as of the date of this Agreement. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Buyer, to the Knowledge of the Buyer, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Debt Financing Commitments by the Buyer, or, to the Knowledge of the Buyer, any other party to the Debt Financing Commitments. The Buyer has fully paid any and all commitment fees or other fees required by the terms of the Debt Financing Commitments to be paid on or before the date of this Agreement. Assuming the accuracy of the Sellers’ representations and warranties in Article III, the representations and warranties of the Blocker Corporation Parents in Article V, and the Company’s representations and warranties contained in Article IV, and subject to the satisfaction of the conditions contained in Section 9.1 and Section 9.3, and assuming that the Debt Financing Commitments are funded in accordance with the terms thereof, Buyer will have at Closing funds sufficient for the payment of (a) the aggregate cash portion of the Purchase Price, and (b) any and all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement, including pursuant to the Debt Financing Commitments. The Buyer acknowledges and agrees that obtaining financing is not a condition to effecting the Acquisition and the other transactions contemplated hereby.

SECTION 6.5 Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) satisfaction of the conditions to Buyer’s obligations to consummate the Acquisition and other transactions contemplated by this Agreement, (b) performance by the Sellers and the Company of their respective obligations hereunder, (c) the accuracy of the representations and warranties of the Company set forth in Article IV (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), and (d) that all estimates, projections and forecasts of the Company and its Subsidiaries provided to Buyer were prepared in good faith based upon assumptions that were and continue to be reasonable, then immediately after the Closing and giving effect to the consummation of the Acquisition and other transactions contemplated by this Agreement (including the debt financing being entered into in connection therewith), Buyer and its Subsidiaries (on a consolidated basis) will, after giving effect to the Acquisition and other transactions contemplated by this Agreement, be Solvent at and immediately after the Closing.

SECTION 6.6 Brokers. Except for JPMorgan Chase, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

SECTION 6.7 Investment Intent. The Buyer is acquiring the Purchased Units and the Blocker Corporation Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Units in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.

SECTION 6.8 No Other Representations or Warranties. Except as expressly set forth in this Agreement, the Disclosure Schedules or any Ancillary Agreement, none of the Company, any of its Subsidiaries, or any member, stockholder, manager director, officer or employee of the Company or of its Subsidiaries is making any representation or warranty concerning the Company, its Subsidiaries, the members, stockholders, managers, directors, officers or employees of the Company or its Subsidiaries.

ARTICLE VII

COVENANTS

SECTION 7.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and through the Closing, unless the Buyer shall otherwise agree in advance in writing, each of the Company and its Subsidiaries shall, and the Blocker Corporation Parents shall cause each Blocker Corporation to, conduct its and their business only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to (i) preserve substantially intact its and their respective business organization and assets; (ii) keep available the services of its and their respective current officers, employees and consultants; and (iii) preserve its and their respective current relationships with customers, suppliers and other persons with which any of them has significant business relations. Without limitation of the foregoing, between the date of this Agreement and through the Closing, neither the Company nor any of its Subsidiaries shall, and the Blocker Corporation Parents shall cause each Blocker Corporation not to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any of its (i) capital stock or other equity or ownership interests, (ii) options, warrants, EPUs (other than issuances of EPUs in the ordinary course of business consistent with past practice, as permitted under the Company Operating Agreement before the fifth day prior to the anticipated Closing Date, and then, only to Persons other than the Founders, Founder Affiliates, the Company’s officers, members of the Company’s senior management or members of the Company’s Board of Managers) or interests convertible into or exchangeable or exercisable for equity or ownership interests or (iii) stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company;

(c) reclassify, combine, split, subdivide or redeem, directly or indirectly, any of its (i) equity or ownership interests, (ii) options, warrants, EPUs (other than payments to the holders of EPUs pursuant to the terms thereof) or interests convertible into or exchangeable or exercisable for equity or ownership interests, or (iii) stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, or make any other change with respect to its capital structure;

(d) declare, set aside, make or pay any dividend or other distribution, or redeem, repurchase, or make any other payment on or with respect to any of its capital stock or other equity or ownership interests except for tax distributions required under the Company Operating Agreement or dividends, in each case, of cash (but not of other property or assets);

(e) directly or indirectly sell, lease (as lessor), license (as licensor), sell and lease back, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any of its assets, except sales to customers in the ordinary course of business consistent with past practice;

(f) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof, or (ii) any asset which, individually, is in excess of $50,000 or, in the aggregate with other related purchases, are in excess of $50,000;

(g) enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or otherwise alter its corporate structure;

(i) incur any Funded Indebtedness;

(j) make any loans or advances to any Person, except for advances to employees or other service providers for business travel or other reasonable business expenses in the ordinary course of business consistent with past practice;

(k) amend, waive, modify or consent to the termination, in each case in a manner adverse to the Company or its Subsidiaries, of a Material Contract; or, other than for customer or supplier contracts in the ordinary course of business, enter into any Contract that would be a Material Contract if it existed on the date hereof;

(l) incur or commit to incur any capital expenditure not provided for in the capital expenditure budget set forth in Section 7.1(l) of the Disclosure Schedules;

(m) enter into any lease of real property or any renewal thereof; or enter into any lease of personal property or any renewal thereof involving a term of more than one year or a rental obligation exceeding $50,000 per year in any single case, or $50,000 per year in any series of related or similar leases;

(n) (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or its Subsidiaries, as applicable, who are not directors or officers and who receive less than $150,000 in total annual compensation, or (ii) grant any severance or termination payments or rights to any director, officer or employee of the Company or any of its Subsidiaries, in each case, in excess of what is legally required or (iii) establish, adopt, enter into or amend any Employee Plan (or any plan, program or arrangement that would be an Employee Plan);

(o) enter into any Contract with any Related Party of the Company, any of its Subsidiaries or any Seller;

(p) change its fiscal year, revalue any of its material assets or, except as required by GAAP, make any changes in financial accounting methods, principles or practices;

(q) make, revoke or modify any Tax election, change any annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax liability, enter into any agreement with any Taxing Authority, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes or file any Tax Return other than on a basis consistent with past practice and as permitted by this Agreement;

(r) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement or incurred since the date of this Agreement in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(s) (i) sell, assign or transfer all or any portion of its Intellectual Property, (ii) grant any licenses of Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice, (iii) abandon or cease to prosecute or maintain any of the Company Registered IP or any other Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries, or (iv) disclose any Trade Secrets or other material confidential information to any Person that is not subject to a legally-binding duty of confidentiality with respect thereto;

(t) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers, resellers or distributors with the intent or effect of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods, or (iv) any other promotional sales or discount activity or deferred revenue activity, in each case in this clause (iv), in a manner outside the ordinary course of business or inconsistent with past practice;

(u) commence or settle any Action (other than immaterial Actions related to worker’s compensation involving non-officer employees);

(v) enter into any new line of business outside of its existing business;

(w) apply for, or secure, any authority under Section 214 of the U.S. Communications Act of 1934 for the provision of telecommunications services, (ii) U.S. Certificates of Public Convenience and Necessity or other state authority to provide telecommunications services, or (iii) any active tariffs for the provision of telecommunications services; or

(x) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

SECTION 7.2 Access to Information. From the date hereof through the Closing, the Company and its Subsidiaries shall, and the Blocker Corporation Parents shall cause each Blocker Corporation to, afford the Buyer and its Representatives access (including for inspection and copying) during normal business hours (upon reasonable advance notice, at mutually agreeable times, and in a manner that does not materially interfere with the operations of the Company and its Subsidiaries or the Blocker Corporations, as applicable, to the Representatives, properties, offices, plants and other facilities, and books and records of the Company and its Subsidiaries or the Blocker Corporations, as applicable, and shall furnish the Buyer with such financial, operating and other data and information relating to the Transferred Companies as the Buyer may reasonably request; provided, however, that (a) the provisions of this Section shall be carried out in accordance with applicable Law relating to the exchange of information, and (b) notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries (or any of their respective Affiliates) shall be required to, nor shall the Blocker Corporation Parents be required to cause each Blocker Corporation to, provide access to or disclose information where such access or disclosure would waive attorney-client privilege of such party or contravene any Law or binding agreement entered into prior to the date of this Agreement.

SECTION 7.3 Exclusivity. Until the Closing, none of the Transferred Companies, or any Seller shall, and each shall cause its Affiliates and its and their Representatives not to, (a) solicit, initiate, encourage or accept any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Transferred Companies and each Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing, and shall request of all such Persons to promptly return or destroy all confidential information regarding the Company or any of its Subsidiaries previously delivered thereto. The Transferred Companies and each Seller shall notify the Buyer promptly, but in any event within 48 hours, orally and in writing if any Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, is made to such Person. Such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, inquiry or other contact and the terms and conditions thereof. None of the Transferred Companies or any Seller shall release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Transferred Company or any Seller is a party, without the prior written consent of the Buyer. “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Acquisition): (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) all or a substantial portion of the limited liability company interests or other equity interests of the Company or any of its Subsidiaries or (B) all or a substantial portion of the assets of the Company or any of its Subsidiaries, (ii) any merger, consolidation or other business combination relating to or involving the Company or any of its Subsidiaries, or (iii) any recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries.

SECTION 7.4 Efforts to Consummate the Acquisition.

(a) Each of the parties (other than the Sellers Representative) shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Entities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly (and in no event later than 5 Business Days after the date hereof) make all necessary filings with respect to this Agreement required under the HSR Act or any other applicable Law, and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer shall pay all filing fees and other charges for filing under the HSR Act.

(b) Each of the parties (other than the Sellers Representative) shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the transactions contemplated by this Agreement and the Ancillary Agreements and permit the other party to review in advance (and shall consider in good faith the views of the other party with respect to) any proposed communication by such party to any Governmental Entity. No party shall participate in any meeting with any such Governmental Entity unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate at such meeting. Subject to Section 7.6, the parties (other than the Sellers Representative) will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) In furtherance and not in limitation of the foregoing, except for Tax Controversies, which shall be governed exclusively by Section 8.2, the Company and each Seller shall permit the Buyer to participate in the defense and settlement of any Action relating to this Agreement, the Acquisition or the other transactions contemplated hereby, and neither the Company nor any Seller shall settle or compromise any such Action without the Buyer’s prior written consent.

(d) Subject to Section 7.2, from the date of this Agreement through the Closing Date, the Buyer, on the one hand, and each Seller and each Transferred Company, on the other hand, shall cooperate with each other in communicating with the customers, suppliers, licensors and employees of the Transferred Companies, and any other Person with whom any Transferred Company has a business relationship, concerning the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

(e) Notwithstanding anything to the contrary herein, the Buyer shall not be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of the Company, any of the Company’s Subsidiaries or any asset or business of the Buyer or any of its Affiliates, or (ii) limit the Buyer’s or any of its Affiliates’ freedom of action with respect to, or its or their ability to retain, consolidate or control, the Company, any of the Company’s Subsidiaries or any asset or business of the Buyer or any of its Affiliates.

(f) Notwithstanding anything in this Agreement to the contrary, no party shall be required in connection with obtaining the consent under any Contract of any third Person that is not a Governmental Entity to agree to (i) the payment of any consideration (monetary or otherwise) to any such third Person, (ii) the concession or provision of any right to any such third Person, or (iii) the amendment or modification in any manner adverse to any Seller, the Company or the Buyer or any of their respective Affiliates of such Contract with any such third Person.

(g) Following the Closing, from time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Acquisition.

SECTION 7.5 Notification of Certain Matters. (a) The Company and each Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts which, to its Knowledge, would render any representation or warranty made by it in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, change, circumstance, occurrence, effect or state of facts, untrue or inaccurate in any material respect, or (ii) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. The Company shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts that, to the Knowledge of the Company, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, (ii) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts that, to the Knowledge of the Company, would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iii) any notice or other communication from any Person received by the Company alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (iv) any Action pending or, to the Company’s Knowledge, threatened against a party relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Buyer shall give prompt written notice to the Company and the Sellers of (i) the occurrence of any event, change, circumstance, occurrence, effect or state of facts that, to the Knowledge of the Buyer, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect, (ii) the occurrence or non-occurrence of any event, change, circumstance, occurrence, effect or state of facts that, to the Knowledge of the Buyer, would otherwise result in the nonfulfillment of any of the conditions to the Sellers’ obligations hereunder, (iii) any notice or other communication from any Person received by the Buyer alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (iv) any Action pending or, to the Buyer’s Knowledge, threatened against a party relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 7.6 Confidentiality. (a) The Buyer and each Seller shall hold, and shall cause its respective Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party and its Subsidiaries or, in the case of the Buyer, any Seller, in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement dated April 20, 2015 between the Buyer and the Company, as may be amended or supplemented (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing, at which time it shall terminate. If for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, until the third anniversary of the Closing Date, each Seller shall not, and each Seller shall cause its Affiliates (other than the Company and its Subsidiaries) and its and their Representatives not to, use for its or their own benefit or disclose to any third Person, any Confidential Information; provided, however, that any such Person may disclose Confidential Information to the extent (i) such disclosure is required by Law or legal process, (ii) unless otherwise prohibited by Law or legal process, such Person notifies the Buyer of the existence, terms and circumstances surrounding such disclosure obligation and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such disclosure obligation, (iii) such Person cooperates reasonably with any efforts of the Buyer to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, and (iv) such Person discloses only that portion of the Confidential Information that it is so required to disclose; provided, further, that Elevation MSP, L.P. and each Blocker Corporation Parent may disclose Confidential Information on a confidential basis to any current or prospective limited partner or member of Elevation MSP,

L.P. and such Blocker Corporation Parent in the ordinary course obligations of Elevation MSP, L.P. and such Blocker Corporation Parent with respect to communicating the performance of, and activities conducted by, Elevation MSP, L.P. and such Blocker Corporation Parent’s investments. “Confidential Information” means all material information and data relating to the Company, except for data or information that is or becomes available to the public other than as a result of a breach by such Seller of this Section, that was in such Seller’s possession or available to such Seller prior to receipt from the Company, that is or becomes available to such Seller on a nonconfidential basis from a source other than the Company, or that is independently developed by such Seller or others on its behalf without reference to or reliance on any Confidential Information.

SECTION 7.7 Public Announcements. No Transferred Company nor any Seller shall, and each shall cause its respective Affiliates and its and their Representatives not to, issue any press release or make any other public statement with respect to this Agreement, the Acquisition and the other transactions contemplated hereby without first consulting with the Buyer, giving the Buyer a reasonable opportunity to review and comment upon such proposed disclosure, and obtaining the prior written consent of the Buyer to such proposed disclosure.

SECTION 7.8 Intercompany Arrangements; Release. (a) Immediately prior to the Closing, each Seller shall and shall cause its Affiliates to:

(i) terminate, cancel, retire, payoff or otherwise extinguish all Contracts (such Contracts, the “Terminated Agreements”) between the Transferred Companies, on the one hand, and each Seller Person of such Seller, on the other hand, except for (A) those Contracts set forth in Section 7.8(a)(i) of the Disclosure Schedules (the “Surviving Agreements”), (B) this Agreement and the Ancillary Agreements; and (C) in the case of any Affiliate of a Seller that is a portfolio company of such Seller that operates its own business, any Contracts entered into in the ordinary course of business on arms-length terms; and

(ii) cancel, retire, payoff or otherwise extinguish (by way of capital contribution, cash settlement or as otherwise reasonably determined by the applicable Seller) all payables and receivables under the Terminated Agreements of such Seller, and all other intercompany advances, accounts, payables and receivables between the Company or any of its Subsidiaries, on the one hand, and any Seller Person of such Seller, on the other hand.

The Company and each Seller shall, and shall cause their respective Affiliates to, execute and deliver all termination, release and other appropriate documentation with respect to itself or its Seller Persons after the Closing as is reasonably requested by any party hereto to fully effectuate and document the provisions of this Section. “Seller Person” means each Seller, each Affiliate of each Seller (excluding the Company and its Subsidiaries) and each Related Party of the foregoing.

(b) Effective as of the Closing, each Seller does hereby, for itself and each other Seller Person of such Seller (each, a “Seller Releasing Party”), release and absolutely forever discharge the Transferred Companies (each, a “Seller Released Party”) from and against all

Seller Released Matters. “Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Company, any Blocker Corporation or any Units or Blocker Corporation Shares, as a director, officer or employee of any Transferred Company, or as a counterparty to any Contract with any Transferred Company (including any Terminated Agreement), in each case arising with respect to any matter occurring at or prior to the Closing; provided that Seller Released Matters shall not include (i) any Surviving Agreement, (ii) this Agreement or any Ancillary Agreement, (iii) any right of any Seller Releasing Party that is a natural person to be indemnified by the Company or any Blocker Corporation pursuant to the organizational or governance documents of the Transferred Companies, and (iv) any right of any Seller Releasing Party that is a natural person to salary, bonus, expense reimbursement or other ordinary compensation earned in the capacity as a director, officer or employee of the Transferred Companies. It is the intention of each Seller in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.

SECTION 7.9 Indemnification, Exculpation and Insurance. (a) The Buyer agrees that all rights to indemnification existing in favor of the current or former managers, directors and officers of the Company or any of its Subsidiaries as provided in the Company’s or its Subsidiaries’ limited liability company agreement (including the Company Operating Agreement), certificate of incorporation or bylaws (or comparable governing documents) (collectively, “Governing Documents”) as in effect on the date of this Agreement or in any indemnification agreement listed in Section 7.9 of the Disclosure Schedules as in effect on the date of this Agreement for acts or omissions occurring on or prior to the Closing Date shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such managers, directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law. From the Closing Date through the sixth anniversary of the Closing Date, the Buyer shall cause the Governing Documents to contain provisions applicable to the current and former managers, directors and officers of the Company and its Subsidiaries as of the Closing Date no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in the Governing Documents.

(b) Prior to the Closing Date, the Company shall purchase a directors’ and officers’ liability insurance “tail policy” for the Company and its Subsidiaries and their current and former managers, directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company in a form reasonably acceptable to Buyer that shall provide such managers, directors, officers and employees with coverage for six years following the Closing Date of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company. Following the

Closing Date, Buyer shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. The cost of such “tail policy” shall be paid by the Company and shall be deemed a Third Party Expense.

(c) In the event that the Buyer, the Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, the Buyer shall cause proper provision to be made so that the successor and assign of the Buyer or the Company assumes the obligations set forth in this Section.

(d) The rights of the indemnified Persons under this Section shall be in addition to (and not in limitation of) any rights such Persons may have under the Governing Documents or under any applicable Contracts or Laws.

(e) The provisions of this Section shall survive the consummation of the Acquisition and the other transactions contemplated by this Agreement and are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

SECTION 7.10 Financial Reporting. (a) Prior to the Closing, the Company shall use commercially reasonable efforts to cause the Company’s independent auditor Grant Thornton LLP to provide one or more consents to permit its opinions with respect to the Financial Statements to be filed by the Buyer on Form 8-K and incorporated into the Buyer’s other Exchange Act and Securities Act filings.

(b) Prior to the Closing, the Company shall and shall cause its affiliates and its respective employees, auditors and other agents and representatives to cooperate with the Buyer in connection with, and use reasonable best efforts to provide to the Buyer any information (including annual, quarterly, monthly and other financial statements and information of the Company and its Subsidiaries) reasonably requested by the Buyer in connection with, the preparation by Buyer of pro forma financial statements of the Buyer giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Pro Forma Financials”), which such Pro Forma Financials shall be prepared in accordance with GAAP and the Exchange Act (including Regulation S-X) and shall include all notes and other supplemental disclosures required by GAAP or the Exchange Act, and shall otherwise be in a form sufficient for inclusion by the Buyer in a Form 8-K filed with the SEC after the Closing. All expenses incurred by the Sellers in connection with the Pro Forma Financials shall be borne by the Company.

(c) Without limiting the foregoing provisions of this Section, prior to and after the Closing, the Sellers and the Blocker Corporation Parents shall and shall cause their Affiliates and its and their respective Representatives to, at the Buyer’s expense, cooperate with the Buyer in connection with, and use reasonable best efforts to promptly provide to the Buyer any information (including annual, quarterly, monthly and other financial statements and information of the Company and its Subsidiaries, whether audited or unaudited) reasonably requested by the Buyer in connection with, (i) the Buyer’s or any of its Affiliate’s compliance with any law or

GAAP requirement applicable to it, including any requirement to file or furnish the financial statements of the Company and its Subsidiaries or any pro forma financial statements with or to the SEC, or to include information regarding the Company and its Subsidiaries in any report or other document filed with or furnished to the SEC, or (ii) any securities offering or other financing by the Buyer or any of its affiliates (including the incorporation or inclusion of financial statements of the Company and its Subsidiaries in any registration statement, prospectus, prospectus supplement, bank book or other offering document).

SECTION 7.11 Financing. (a) The Buyer shall use its reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable to consummate and obtain the proceeds of the Debt Financing contemplated by the Debt Financing Commitments on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions (including the “market flex” provisions) contained therein, (ii) satisfy (or, if deemed advisable by the Buyer, seek a waiver of) on a timely basis all conditions applicable to the Buyer in the Debt Financing Commitments that are within its control and otherwise comply with its obligations thereunder and pay related fees and expenses on the Closing Date, (iii) maintain in effect the Debt Financing Commitments in accordance with the terms thereof (except for amendments and supplements not prohibited by this Section) until the transactions contemplated by this Agreement are consummated or this Agreement is terminated in accordance with its terms. The Buyer shall have the right from time to time to amend, supplement, amend and restate or modify the Debt Financing Commitments; provided, that any such amendment, supplement, amendment and restatement or other modification shall not, without the prior written consent of the Company (A) add new (or materially adversely modify any existing) conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments as in effect on the date hereof, (B) reduce the aggregate amount of the Debt Financing Commitments (including by changing the aggregate amount of fees to be paid or original issue discount of the Debt Financing as set forth in the Debt Financing Commitments, except as contemplated by the “market flex” provisions in the Fee Letter) in a manner that would adversely impact in any material respect the ability of Buyer to consummate the Acquisition or that would otherwise be expected to materially delay or prevent the Acquisition or (C) otherwise be reasonably expected to (I) prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement, (II) make the funding of the Debt Financing as set forth in the Debt Financing Commitments materially less likely to occur, or (III) materially adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto. For the avoidance of doubt, but subject to the foregoing, the Buyer may amend, supplement, amend and restate, modify or replace the Debt Financing Commitments as in effect at the date hereof (x) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement or (y) to increase the amount of indebtedness contemplated by the Debt Financing Commitments. For purposes of this Section, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended, supplemented or modified by this Section and references to “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section. For the avoidance of doubt and subject to the foregoing, the syndication of the Debt Financing to the extent permitted by and conducted in accordance with the Debt Financing Commitments as in effect on the date hereof shall not be deemed to violate the Buyer’s obligations under this Agreement. The Buyer shall (X) give the Company prompt notice of any material breach or default by any lender party to the Debt Financing Commitments, in each case of which the Buyer has become aware, and any purported termination or repudiation by any lender party of the Debt Financing Commitments, in each case of which the Buyer has become aware and (Y) otherwise keep the Company reasonably informed of the status of the Buyer’s efforts to arrange the Debt Financing upon Company’s reasonable request.

(b) The Buyer shall use its reasonable best efforts to deliver to the Debt Financing Sources the confidential information memorandum and the financial statements referred to in the Debt Financing Commitments no later than November 30, 2015 and in any event as promptly as reasonably practicable after the date hereof.

(c) Prior to the Closing, the Sellers and the Company shall, the Company shall cause its Subsidiaries to, and each of the Sellers and the Company shall use its reasonable best efforts to cause its and their respective Representatives to, provide to Buyer and the Debt Financing Sources all cooperation reasonably requested by Buyer or the Debt Financing Sources that is necessary, proper or advisable in connection with the Debt Financing (provided that such requested cooperation shall not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including, without limiting the generality of the foregoing:

(i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and members of senior management and Representatives of the Company), presentations, road shows, due diligence and drafting sessions and sessions with prospective Debt Financing Sources, and rating agencies,

(ii) assisting with the preparation of customary materials (including reasonable assistance with Buyer’s preparation of pro forma financial information and pro forma financial statements) for rating agency presentations, bank information memoranda, business projections, lender and investor presentations, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda,

(iii) as promptly as reasonably practical, furnishing the Buyer with (A) all historical financial information regarding the Company and its Subsidiaries reasonably requested by the Buyer in order to consummate the Debt Financing, including (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2014 fiscal year, (ii)

unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter of the 2015 fiscal year ending prior to the date of this Agreement, for the period elapsed from the beginning of the 2015 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, (iii) to the extent prepared by the Company, unaudited consolidated and consolidating balance sheets and related statements of income for the Company for each fiscal month in the 2015 fiscal year ending prior to the date of this Agreement; (iv) within one business day of such becoming available, and in any event not later than 30 days following the end of a fiscal quarter, unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter ended subsequent to the date of this Agreement; and (v) to the extent prepared by the Company, unaudited consolidated balance sheets and related statements of income of the Company for each fiscal month ended subsequent to the date of this Agreement; (all such information in this clause (iii)(A), the “Required Information”) and (B) using reasonable best efforts to promptly provide the Buyer and the Financing Sources and their respective agents with such other information regarding the Sellers, the Blocker Corporations, the Company and its Subsidiaries as may be reasonably requested by the Buyer to prepare customary bank information memoranda, and lender presentations, including such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (A), and other materials in connection with a syndicated bank financing in connection with such Debt Financing (including information reasonably requested by the Buyer so as to permit Buyer to prepare the forecasts contemplated by the Commitment Letter),

(iv) using reasonable best efforts to assist the Buyer in obtaining accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries,

(v) using reasonable best efforts to, if requested by the Buyer, facilitate the obtaining of appraisals, surveys, title insurance and other documentation and items required by the Debt Financing Commitments and relating to the Company and its Subsidiaries,

(vi) facilitating the execution and delivery, as of the Closing Date (and, for the avoidance of doubt, not prior thereto), of any definitive financing documents by the Company and its Subsidiaries, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by the Buyer in connection with the Debt Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off or redemption of existing Indebtedness (including any Funded Indebtedness and the release of related Liens), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date),

(vii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals in connection with the Debt Financing from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party and to arrange discussions among the Buyer and its Debt Financing Sources with other parties to material leases, encumbrances and contracts, and

(viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, to be made available to the Buyer on the Closing Date to consummate the Acquisition.

Regardless of whether the Closing shall occur, the Buyer shall (i) indemnify and hold harmless the Company and its Subsidiaries and their Affiliates from and against any liability or obligation suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company and its Subsidiaries provided by the Company in writing) and (ii) promptly upon the Company’s request, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their Affiliates in connection with the cooperation contemplated by this Section, in each case, other than to the extent any of the foregoing arise from the willful misconduct of the Company, any of its Subsidiaries, or their respective Affiliates and Representatives. Notwithstanding the foregoing, no obligation of the Company or any Subsidiary thereof under any certificate, document or instrument (other than the customary representation letters referred to above) executed pursuant to the foregoing shall be effective until the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries.

SECTION 7.12 Provision Respecting Legal Representation; Attorney-Client Privilege. (a) The Buyer acknowledges that Morrison & Foerster LLP (“MoFo”) represented the Company in connection with this Agreement and the transactions contemplated hereby (the (“Existing Representation”) and the Buyer, on behalf of itself and the Company, waives any conflict that may otherwise apply with respect to MoFo representing the Sellers Representative and the Sellers, EPU Holders and Warrant Holders following the Closing with respect to the Existing Representation.

(b) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that MoFo may serve as counsel to each and any Seller, EPU Holder and Warrant Holder and their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the Existing Representation, and that, notwithstanding the Existing Representation, following consummation of the transactions contemplated hereby, MoFo (or any successor) may serve as counsel to the Holder Group or any director, manager, member, partner, officer, employee, or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby (any such representation, a “Post-Closing Representation”), and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from the Existing Representation.

(c) From and after the Closing, the Buyer waives and hereby agrees not to control or assert, and agrees to cause its Affiliates (including the Company and its Subsidiaries) to waive and to not control or assert, any attorney-client privilege, attorney work-product protection or similar privilege or protection applicable to, or any expectation of client confidence, without the prior written consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed, with respect to, any communication between any legal counsel (including MoFo), on the one hand, and the Holder Group, on the other hand, regarding the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby in any Post-Closing Representation, it being the intention of the parties hereto that the right to waive, assert and otherwise control such privileges in any Post-Closing Representation shall be and are hereby transferred to or retained by (as applicable), and vested solely in, the Holder Group, and shall not pass to or be claimed or used by the Buyer. Furthermore, the Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to, or communication with, the Holder Group as part of the Existing Representation shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be owned solely by the Holder Group.

SECTION 7.13 Employee Confidentiality Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause all current employees, consultants and contractors of the Company or any of its Subsidiaries who have or had lawful access to Trade Secrets of the Company or any of its Subsidiaries or are or were involved in the development of any Company IP who have not executed and delivered proprietary information, confidentiality and assignment agreements substantially in the standard forms of such agreements used by the Company and provided to the Buyer prior to the date hereof (“Company-Standard PIIAAs”) to execute and deliver such agreements substantially in the form of such Company-Standard PIIAAs, with such modifications thereto as are necessary for such agreements to comply with applicable Law, provided, that the Company and its Subsidiaries shall not be required to offer or make any payments in connection therewith.

SECTION 7.14 Restructuring. Elevation Blocker Corporation Parent shall and shall cause Elevation MSP, L.P., Elevation Blocker Corporation and its and their Affiliates, as applicable, to complete the Restructuring sufficiently in advance of, and in a manner that will not delay, the Closing of the transactions contemplated hereby.

SECTION 7.15 Non-Competition Agreements. Prior to the Closing, the Company shall assist the Buyer in inducing the Persons set forth on Schedule 7.15 to execute and deliver to the Buyer a Non-Competition Agreement in form and substance reasonably satisfactory to the Buyer.

ARTICLE VIII

TAX MATTERS

SECTION 8.1 Tax Returns. (a) The Sellers Representative shall prepare or cause to be prepared (and the Company shall subsequently file), within the time and manner prescribed by applicable Law, all Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries after the Closing with respect to any Pre-Closing Tax Period (other than any Tax Return with respect to a Straddle Period). All such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law. No later than 20 days prior to the due date for any such filing (including any applicable extensions), the Sellers Representative will deliver to the Buyer and the Company such Tax Returns for the Buyer’s review and approval (such approval not to be unreasonably conditioned, withheld or delayed). The Buyer shall prepare and file or cause to be prepared and filed all other Tax Returns of the Company and its Subsidiaries for any Straddle Period. Such Tax Returns shall be submitted to the Sellers Representative no later than 20 days prior to the due date for filing thereof (including any applicable extensions) for the Sellers Representative’s review and approval (such approval not to be unreasonably conditioned, withheld or delayed).

(b) The Sellers Representative shall prepare or cause to be prepared (and the applicable Blocker Corporation shall subsequently file), within the time and manner prescribed by applicable Law, all Tax Returns required to be filed by or on behalf of each Blocker Corporation after the Closing with respect to any Pre-Closing Tax Period (other than any Tax Return with respect to a Straddle Period). All such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law. No later than 20 days prior to the due date for any such filing (including any applicable extensions), the Sellers Representative will deliver to the Buyer and the Company such Tax Returns for the Buyer’s review and approval (such approval not to be unreasonably conditioned, withheld or delayed). The Buyer shall prepare and file or cause to be prepared and filed all Tax Returns of the Blocker Corporations with respect to any Straddle Period. Such Tax Returns shall be submitted to the Sellers Representative no later than 20 days prior to the due date for filing thereof (including any applicable extensions) for the Sellers Representative’s review and approval (such approval not be unreasonably conditioned, withheld or delayed). Elevation Blocker Corporation Parent and FTV Blocker Corporation Parent shall be responsible for all costs and expenses for the preparation and filing of all Tax Returns of Elevation Blocker Corporation and FTV Blocker Corporation, respectively, required to be prepared by the Sellers Representative hereunder.

(c) Buyer and the Sellers agree that all items of income and deductions attributable to the business of the Transferred Companies conducted through the end of the Closing Date (including any deductions attributable to transaction costs paid or incurred by the Sellers or the Transferred Companies, any deductions attributable to liabilities included in the calculation of Closing Non-Cash Working Capital, and any deductions attributable to payments made to an EPU Holder pursuant to the terms of this Agreement, but excluding income and deductions that arise from actions taken by or under the direction of Buyer on the Closing Date that are not in the ordinary course of business) will be included on the final Tax Return of the Company or the relevant Blocker Corporation ending on the Closing Date, as applicable, except as otherwise required under applicable Law.

(d) The Buyer, the Sellers Representative, the Blocker Corporations, the Blocker Corporation Parents and the Company shall reasonably cooperate, and shall cause their respective Affiliates and its and their Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all Taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes. Without limiting the generality of the foregoing, Buyer will (and will cause the Company to) cooperate with the Sellers Representative to enable the Sellers Representative to utilize the Company’s existing Tax Return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Sellers Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Sellers Representative, or otherwise ensuring that the Sellers Representative will have access to (and the ability to direct, even if indirectly through the Company) the Accounting Firm. For the avoidance of doubt, the Company will cause all Tax Returns prepared in accordance with Sections 8.1(a) and (b) to be submitted to the Internal Revenue Service.

(e) For purposes of this Agreement, in the case of any Straddle Period (x) the amount of any Taxes that are based on or measured by income, receipts or expenditures of the relevant entity and that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of the date on the Closing Date; and (y) the amount of all other Taxes of the relevant entity that are allocable to a Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; provided, however, that any Taxes that are attributable to any transaction that is engaged in by Buyer after the Closing and on the Closing Date, and that is not contemplated by this Agreement and that is not otherwise in the ordinary course of business (including any election under Section 336 or Section 338 of the Code), shall be allocated to the Post-Closing Tax Period beginning on the day after the Closing Date.

SECTION 8.2 Tax Controversies.

(a) After the Closing, the Buyer or the Company shall notify the Sellers Representative of any Tax audits, Tax disputes or administrative, judicial or other proceedings (“Tax Controversies”) that relate to any Taxes of the Transferred Companies for which the Sellers may be liable under this Agreement or that relate to a Pre-Closing Tax Period within 30 days following the Buyer’s or the Company’s or the Blocker Corporation’s receipt of the written claim from any Taxing Authority; provided that any failure to provide such notification shall not have any impact on Sellers’ indemnification obligations with respect to Seller Taxes or Blocker Corporation Parent Taxes except to the extent that the Sellers are materially prejudiced by such failure.

(b) After the Closing, the Sellers Representative shall have the right to control any Tax Controversies that relate to any Taxes of the Transferred Companies for which the Sellers may be liable under this Agreement or that relate solely to a Pre-Closing Tax Period, to employ counsel and other advisors of its choice at the expense of the Sellers and Warrant Holders and to control the conduct of such Tax Controversy, including settlement or other disposition thereof; provided, however, that Buyer shall have the right to participate in (but not control) such Tax Controversy. Buyer’s right to participate shall include, but not be limited to, hiring, at its own expense, its own counsel and the right to review on any written submission in respect of such Tax Controversy (prior to submission) and to attend any hearing, conference, meeting or call regarding such Tax Controversy. Sellers Representative may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect to such Tax Controversies, and may initiate any claim for refund or direct the Company or any Blocker Corporation to file any amended return (subject to the Buyer’s consent as set forth in Section 8.1 with respect to Pre-Closing Tax Returns), and the Company and each Blocker Corporation shall promptly file any such amended returns. Sellers Representative shall not settle or resolve any Tax Controversy without the prior written consent of the Buyer, which consent shall not be unreasonably conditioned, withheld or delayed (for the avoidance of doubt, Buyer shall not be entitled to withhold consent if such Tax Controversy does not adversely affect the Buyer or the Transferred Companies in any post-Closing tax period).

(c) In the event that after the Closing the Sellers Representative does not exercise its right to control a Tax Controversy pursuant to this Section, after the Closing, the Buyer shall control such Tax Controversy at its expense and in its sole and absolute discretion. Buyer’s control of any Tax Controversy pursuant to this provision shall not have any impact on Sellers’ indemnification obligations with respect to Seller Taxes, Elevation Blocker Corporation Parent Taxes or FTV Blocker Corporation Parent Taxes.

SECTION 8.3 Transfer Taxes. Any Transfer Taxes arising from or attributable to the sale of the Purchased Units will be borne equally by the Buyer and the Sellers (other than the Blocker Corporation Parents), and any Transfer Taxes arising from or attributable to the sale of the Blocker Corporation Shares of a Blocker Corporation will be borne equally by the Buyer and the Blocker Corporation Parent of such Blocker Corporation. The person(s) required to do so by applicable Law will file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes.

SECTION 8.4 Tax Indemnification.

(a) Elevation Blocker Corporation Parent shall indemnify, defend and hold harmless the Buyer, Elevation Blocker Corporation and their Affiliates against any and all Elevation Blocker Corporation Taxes. The indemnification required hereunder for Elevation Blocker Corporation Taxes shall be made by prompt payment by Elevation Blocker Corporation Parent of the amount of such Taxes, as and when notified of the amount of such Taxes by the Buyer or Elevation Blocker Corporation.

(b) FTV Blocker Corporation Parent shall indemnify, defend and hold harmless, Buyer, FTV Blocker Corporation and their Affiliates against any and all FTV Blocker Corporation Taxes. The indemnification required hereunder for FTV Blocker Corporation Taxes shall be made by prompt payment by FTV Blocker Corporation Parent of the amount of such Taxes, as and when notified of the amount of such Taxes by the Buyer or FTV Blocker Corporation.

(c) The Sellers shall indemnify, defend and hold harmless, Buyer, the Company, and their Affiliates against any and all Seller Taxes. The indemnification required hereunder for Seller Taxes shall be made by prompt payment by Sellers of the amount of such Taxes, as and when notified of the amount of such Taxes by the Buyer or the Company. Notwithstanding the right to seek indemnity directly from the Sellers for any Seller Taxes, Buyer and the Company agree that, to the extent sufficient funds are held in the Indemnity Escrow Fund, it shall first seek indemnification from the Indemnity Escrow Fund for the first $1,000,000 of Seller Taxes prior to making a claim directly against the Sellers.

(d) The obligations of this Section shall be subject to the provisions of Section 10.9, but shall not be subject to any other provisions of Article X.

SECTION 8.5 Section 754 Election. The Sellers, the Blocker Corporations, and the Company shall, and shall cause the Company and the Company’s Subsidiaries to, each (a) make an election under Section 754 of the Code, effective on or prior to the Closing, with respect to the transactions contemplated by this Agreement and (b) take all such other actions necessary to give effect to such election.

SECTION 8.6 Statute of Limitations. Blocker Corporation Tax Returns. After the Closing Date, Buyer shall take no actions (unless otherwise required by applicable Law), whether on a Tax Return or otherwise, which would result in an extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes for any Pre-Closing Tax Period, without the written consent of the Sellers Representative, such consent not to be unreasonably withheld, conditioned or delayed. Buyer and its Affiliates, including the Blocker Corporations, will not file any Tax Return or amended Tax Return of a Blocker Corporation with respect to a Pre-Closing Tax Period without the consent of the applicable Blocker Corporation Parent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.1 General Conditions. The obligation of each party to effect the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements is subject to the satisfaction or waiver by all parties at or prior to the Closing of the following conditions:

(a) No Injunction or Prohibition. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, enjoins, restrains, conditions, or makes illegal or otherwise prohibits the consummation of the Acquisition or the other transactions contemplated hereby and by the Ancillary Agreements.

(b) Antitrust Laws. All waiting periods (and any extensions thereof) under the HSR Act and any other Law relating to competition or restraint of trade applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, if any, shall have expired or been terminated, and all approvals required under any Law relating to competition or restraint of trade in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, if any, shall have been obtained.

SECTION 9.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers in their sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Buyer set forth in Sections 6.1 (Organization), 6.2 (Authority), 6.3 (No Conflict; Required Filings and Consents) and 6.6 (Brokers) shall be, except for any de minimis inaccuracies, true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Buyer set forth in this Agreement or any Ancillary Agreement or in any schedule, certificate or other document delivered pursuant hereto or thereto that is qualified as to materiality or Buyer Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Ancillary Agreements. The Sellers shall have received an executed counterpart of each of the Ancillary Agreements, signed by the Buyer.

(d) Officers’ Certificate. The Sellers shall have received a certificate signed by an officer of the Buyer certifying as to the matters set forth in paragraphs (a) and (b) above.

SECTION 9.3 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Sellers and the Company set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.4 (Purchased Units and Blocker Corporation Shares), 4.1 (Organization and Qualification), 4.2 (Authority), 4.3 (No Conflict; Required Filings and Consents), 4.4 (Capitalization), 4.27 (Brokers), 5.1 (Representations and Warranties of Blocker Corporation Parents), 5.2(a) (Elevation Blocker Corporation Units and Elevation Blocker Corporation Shares; Capitalization), and 5.3(a) (FTV Blocker Corporation Units and FTV Blocker Corporation Shares; Capitalization) (the “Fundamental Reps”) shall be, except for any de minimis inaccuracies, true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and (ii) each of the remaining representations and warranties of the Sellers and the Company set forth in this Agreement or any Ancillary Agreement or in any schedule, certificate or other document delivered pursuant hereto or thereto that is qualified as to Knowledge, materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Sellers and the Company. The Sellers and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date hereof, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Third Person Consents. The third Person consents listed on Schedule 9.3(d) hereto shall have been obtained by the Company.

(e) Reserved.

(f) Employee Retention. At the Closing: (i) each of the persons listed on Schedule 9.3(f)(i) (each such person, a “Key Employee”) shall have executed and delivered to the Buyer an offer letter providing for post-Closing employment with the Buyer; (ii) no Key Employee shall have terminated employment or given notice of an intention to terminate employment and (iii) at least ninety percent (90%) of the employees of the Company as of the date hereof (excluding any employees terminated prior to Closing with the Buyer’s prior written consent) shall not have terminated employment or given notice of an intention to terminate employment.

(g) Ancillary Agreements. The Buyer shall have received an executed counterpart of the Escrow Agreement, signed by each party other than the Buyer.

(h) Officers’ Certificate. The Buyer shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer and Chief Operating Officer of the Company certifying as to the matters set forth in paragraphs (a) through (g) above.

ARTICLE X

INDEMNIFICATION

SECTION 10.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any schedule, certificate or other document delivered pursuant to this Agreement shall survive as follows:

(a) the representations and warranties in Articles III, IV, V and VI (other than the Fundamental Reps, and Section 4.16, Section 5.2(b) and Section 5.3(b) (together, the “Tax Reps”)), and in any schedule, certificate or other document delivered pursuant to this Agreement shall survive through the date that is eighteen months after the Closing Date.

(b) the Fundamental Reps, and any representation and warranty in the case of fraud or intentional misrepresentation, shall survive indefinitely;

(c) the Tax Reps shall survive until sixty (60) days after the end of the applicable statute of limitations with respect to the Tax liability in question (giving effect to any waiver, mitigation or extension thereof);

(d) all covenants and agreements contained in this Agreement shall survive indefinitely; and

(e) notwithstanding the foregoing, any provision of this Agreement that expressly provides for a specific survival period shall survive in accordance with its terms.

This Section does not relate to the Ancillary Agreements, the provisions of each of which shall survive in accordance with its terms. The survival periods set forth in this Section are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.

SECTION 10.2 Indemnification by the Sellers. (a) From and after the Closing, each Seller and each Warrant Holder, severally and not jointly, in accordance with such Seller’s or Warrant Holder’s Pro Rata Share, shall be liable for, and shall indemnify and hold harmless the Buyer and its Affiliates (including the Company and its Subsidiaries), and each of its and their respective Representatives (collectively, the “Buyer Indemnitees”), from and against any and all losses, liabilities, claims, obligations, damages, Taxes, interest, awards, penalties, fees, costs and expenses (including all legal fees, costs and expenses incurred by any Buyer Indemnitee in investigating, preparing for or defending any of the foregoing) (collectively, “Losses”), incurred, sustained or suffered by any of the foregoing as a result of, arising out of or otherwise relating to:

(i) any breach of any representation or warranty made by the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement;

(iii) to the extent not paid by the Company prior to the Measurement Time or otherwise not deducted from the Purchase Price, any (i) Closing Indebtedness, (ii) Change of Control Payments, or (iii) Third Party Expenses; and

(iv) any inaccuracy of or omission in the Closing Capitalization Schedule.

(b) From and after the Closing, each Seller shall be liable for, and shall solely indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses incurred, sustained or suffered by any Buyer Indemnitee as a result of:

(i) any breach of any representation or warranty made by such Seller in Article III or Article V (other than the representations set forth in Section 5.2(b) or Section 5.3(b)); and

(ii) any breach of any covenant or agreement of such Seller contained in this Agreement.

and no other Seller or the Company shall have any liability hereunder with respect thereto. Such breaching Seller hereby agrees to indemnify and hold harmless each other Seller, each Warrant Holder and each EPU Holder from all Losses incurred, sustained or suffered by such other Seller, Warrant Holder or EPU Holder in connection with any such breach.

SECTION 10.3 Indemnification by the Buyer. From and after the Closing, the Buyer shall be liable for, and shall indemnify and hold harmless each Seller and its Affiliates, and each of its and their respective Representatives, and each Warrant Holder, from and against any and all Losses, asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or otherwise relating to:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto; and

(b) any breach of any covenant or agreement of the Buyer contained in this Agreement, or any breach after the Closing of any covenant or agreement of the Company contained in this Agreement.

SECTION 10.4 Indemnification Limitations. (a) Notwithstanding the provisions of Section 10.2, no Seller or Warrant Holder shall be required to indemnify any Person entitled to indemnification thereunder, and shall not have any liability:

(i) under Sections 10.2(a)(i) or (b)(i), unless the aggregate of all Losses subject to indemnification under Sections 10.2(a)(i) or (b)(i) exceeds, on a cumulative basis and excluding any individual claim for Losses that does not exceed the Minimum Amount (as defined below), an amount equal to $2,160,000 (the “Basket”), in which case such Seller or Warrant Holder, as applicable, shall be liable for the full amount of such Losses to be paid by such Seller or Warrant Holder, as applicable, as provided for herein from the first dollar thereof; provided that claims for indemnification arising out of a breach of any of the Fundamental Reps or the Tax Reps shall not be subject to the Basket but instead shall be recoverable on a dollar-for-dollar basis; and

(ii) under Sections 10.2(a)(i) or 10.2(b)(i) in excess of $45,000,000; provided, that claims arising out of a breach of any of the Fundamental Reps or the Tax Reps shall not be subject to such cap.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) no indemnity shall be payable by any Seller or Warrant Holder under Sections 10.2(a)(i) or (b)(i) with respect to any individual claim for Losses that does not exceed $10,000 (the “Minimum Amount”);

(ii) except in cases involving fraud or intentional misrepresentation, the total aggregate amount in respect of which the Sellers and Warrant Holders shall be liable for indemnification under any provision of Section 10.2 and Section 8.4 shall not exceed the aggregate cash consideration actually received by the Sellers and Warrant Holders under Article II;

(iii) under no circumstances will any Seller or Warrant Holder be liable for indemnification under any provision(s) of this Agreement in excess of the aggregate cash consideration actually received by such Seller or Warrant Holder under Article II, except in the case involving fraud or intentional misrepresentation committed by such Seller or Warrant Holder;

(iv) no Seller or Warrant Holder shall be liable for indemnification under any provision of Section 10.2 for any Loss to the extent such Loss was taken into account in the calculation of the Closing Non-Cash Working Capital or taken into account in the calculation of the Purchase Price; and

(v) no party shall have any liability to any other party under this Agreement or the Ancillary Agreements or with respect to the transactions contemplated hereby or thereby for any punitive damages (other than any such punitive damages payable to a third Person under a Third Party Claim).

SECTION 10.5 Exclusive Monetary Remedy; Nature of Payments; Materiality Qualifications. (a) Except as provided in Section 2.11(c) and 12.12, the sole and exclusive monetary remedy of the parties after the Closing with respect to any claims relating to or arising out of this Agreement (other than with respect to FTV Blocker Corporation Taxes or Elevation Blocker Corporation Taxes) or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against any other party arising under this Agreement or any schedule, certificate or other document delivered pursuant hereto, except pursuant to the indemnification provisions set forth in this Article and Section 8.4. The provisions of this paragraph (a) shall not apply to any claims relating to or arising out of the Ancillary Agreements or the transactions contemplated thereby.

(b) The parties agree to treat any amounts payable pursuant to this Article as an adjustment to the purchase price for all Tax purposes to the extent permitted by Law.

(c) Both for purposes of determining breach and for calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification under Section 10.2(a) or 10.2(b) (excluding the representations and warranties set forth in Sections 4.7(d), 4.7(e), 4.8, 4.9(b), 4.10(c), 4.12(a)(v), 4.15(a), 4.16(b), 4.16(r), 4.18(a)(xiv)(D), 4.18(a)(xvi), and 4.18(a)(xx)), all “material,” “materially,” “in all material respects,” “Company Material Adverse Effect,” and other like qualifications shall be disregarded.

(d) The Buyer’s right to indemnification hereunder or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, covenant or agreement of this Agreement shall not be limited or otherwise affected by any Knowledge of the Buyer or any of its Representatives in respect thereof prior to the date of this Agreement or prior to the Closing.

SECTION 10.6 Procedures. (a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Sellers (by means of delivery to the Sellers Representative) or the Buyer, as applicable (the Sellers or the Buyer in such case are referred to herein as the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party in connection with any Third Party Claim with respect to which the Indemnifying Party is required hereunder to indemnify the Indemnified Party, and shall not be entitled to assume the defense of any such Third Party Claim unless first consented to in the sole discretion of the Indemnified Party. The Indemnified Party shall not enter into any settlement or compromise or consent to the entry of any judgment with respect to any such Third Party Claim without the prior written consent of the Indemnifying Party, which such consent shall not be unreasonably withheld, conditioned or delayed.

(c) Sellers Representative shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice of such Third Party Claim from the Indemnified Party, to assume the defense of any such Third Party Claim with its own counsel and the expense of the Sellers and Warrant Holders. Notwithstanding the foregoing, the Sellers Representative shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. If Sellers Representative elects to assume the defense of a Third Party Claim, then:

(i) The Buyer shall have the right to employ separate counsel and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Buyer unless (i) the employment of such counsel shall have been specifically authorized in writing by the Sellers Representative or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both Buyer and the Indemnifying Party, and the Buyer reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Buyer may present such counsel with a conflict of interest; and

(ii) The Buyer shall make reasonably available to Sellers Representative all pertinent books, records and other documents and materials in Buyer’s possession or under its or its Affiliates’ control as are reasonably required by the Sellers Representative for the defense of such Third Party Claim, and shall execute such documents and use commercially reasonable efforts to take such other actions as Sellers Representative may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim, and shall otherwise cooperate as reasonably requested by Sellers Representative in the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, if the Sellers Representative assumes the defense of any Third Party Claim, the Sellers Representative shall not, without the prior written consent of the Buyer, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Buyer and its Affiliates from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Buyer or any of its Affiliates other than solely the payment of money damages for which the Buyer and its Affiliates will be indemnified hereunder.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days of its receipt of such notice that the Indemnifying Party disputes, in any respect, its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

SECTION 10.7 Mitigation. Promptly after the Buyer or the Company becomes aware of any event or circumstance that could reasonably be expected to constitute any breach of any representation or warranty set forth in Article IV, the Buyer or the Company will take commercially reasonable steps to mitigate and minimize any Losses that may result from such breach.

SECTION 10.8 Indemnity Escrow Fund; Setoff. The Buyer and the other Buyer Indemnitees shall be entitled to recover from the Indemnity Escrow Fund the amount of any and all Losses to which any Buyer Indemnitee is entitled to indemnification under this Article. The

Buyer agrees that it shall, and shall cause each other Buyer Indemnitee to, first seek a remedy from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted under this Agreement before seeking to recover any such Losses, if any, that may be recovered directly from the Sellers or any other Indemnifying Parties, provided further that the Founders and Founder Affiliates shall satisfy fifty percent (50%) of their indemnity obligations with respect to an indemnity claim with Founder Restricted Shares, which Founder Restricted Shares shall be valued at the trailing 10 trading day volume weighted average price on the New York Stock Exchange for the trading day immediately preceding the date on which such shares are forfeited in connection with such Founder(s)’s indemnity obligation.

SECTION 10.9 Insurance. The amount of any Losses that are subject to indemnification out of the Indemnity Escrow Fund or otherwise under this Article or Section 8.4 shall be calculated net of the amount of (a) any third party insurance proceeds from any third party insurance actually received by the Buyer or its Affiliates (including the Company or its Subsidiaries) in connection with such Losses or any of the events or circumstances giving rise or otherwise related to such Losses and (b) any Tax savings attributable to such losses to the extent such Tax savings are actually realized on a “with and without” basis in the year in which the Loss occurs or in the following year. Any amounts paid to Buyer or its Affiliates (including the Company or its Subsidiaries) pursuant to such indemnification under this Article or Section 8.4 shall be refunded if and only to the extent that the Buyer or its Affiliates (including the Company or its Subsidiaries) shall later receive any such insurance proceeds or benefit from such Tax savings, in each case that were not previously deducted from the amounts paid to Buyer or its Affiliates (including the Company or its Subsidiaries) pursuant to the indemnification under this Article or Section 8.4.

SECTION 10.10 Termination of Indemnification. (a) The obligations to indemnify and hold harmless any party (i) pursuant to Sections 10.2(a)(i) or (b)(i) or Section 10.3(a) shall terminate when the applicable representation or warranty terminates pursuant to Section 10.1, and no claim for any Losses with respect to any such representation or warranty may be made after such termination of the applicable representation or warranty and (ii) pursuant to any other provision of Section 10.2 or 10.3 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any particular item as to which the Person to be indemnified shall have, before the expiration of the applicable survival period, previously made a claim in good faith compliance with Section 10.6.

(b) Upon the termination of the Indemnity Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall, pursuant to instructions received from the Sellers Representative no more than three Business Days after the termination of the Indemnity Escrow Fund, pay any amounts remaining in the Indemnity Escrow Fund (i) to the Paying Agent for distribution to the Sellers and the Warrant Holders in accordance with each Seller’s or Warrant Holder’s EPU Adjusted Pro Rata Share (or, in the case of the Founders and Founder Affiliates, fifty percent (50%) of their respective EPU Adjusted Pro Rata Shares), it being understood and agreed that such distributions shall be the responsibility of the Sellers Representative only and that Buyer and the Company will cooperate with the Sellers Representative in connection with such distributions, provided, that neither the Buyer nor the Company shall have any obligation to ensure that the allocation of distributions among the

Sellers and Warrant Holders is accurate, and (ii) to the Company, for distribution to the EPU Holders, less applicable employee tax withholdings, in accordance with each EPU Holder’s EPU Adjusted Pro Rata Share.

ARTICLE XI

TERMINATION

SECTION 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(b) by mutual written consent of the Buyer and the Company;

(c) by either the Buyer or the Company, if the Closing shall not have occurred on or before February 1, 2016 (the “Outside Date”); provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (b) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Closing to be consummated by the Outside Date;

(d) by either the Buyer or the Company, if any of the conditions set forth in Section 9.1 shall have become incapable of fulfillment prior to the Outside Date; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have complied in all material respects with its obligations under Section 7.4;

(e) by the Buyer, if the Company or any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company or any Seller in this Agreement shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 9.1 or 9.3, and (B) cannot be cured by the Outside Date; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph (d) if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(f) by the Company, if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Buyer in this Agreement shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing, (i) would result in the failure of any of the conditions set forth in Section 9.1 or 9.2, and (ii) cannot be cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (e) if any Seller or the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

The party seeking to terminate this Agreement pursuant to this Section shall give prompt written notice of such termination to the other party.

SECTION 11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall thereupon become void and of no further force or effect without any liability or obligation on the part of the Buyer, the Company or any Seller; provided, that:

(a) the Confidentiality Agreement and the provisions of Sections 4.27 (Brokers), 6.6 (Brokers), 7.6 (Confidentiality), 7.7 (Public Announcements), this Section and Article XII shall survive the termination hereof; and;

(b) no such termination shall relieve any party from any liability or damages resulting from any pre-termination breach of this Agreement or from fraud or intentional misrepresentation, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses.

SECTION 12.2 Amendment and Modification. This Agreement may not be amended, modified, supplemented, superseded or canceled in any manner, whether by course of conduct, course of dealing or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the (a) the Buyer, (b) the Company and (c) the Sellers Representative. Notwithstanding anything to the contrary set forth in this Section 12.2, none of Sections 12.8, 12.10(b), 12.11, 12.14 and 12.16 or this sentence may be modified or amended in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the Commitment Letter.

SECTION 12.3 Waiver. No failure or delay of any party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

SECTION 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Sellers or, prior to the Closing, the Company, to:

c/o MarketShare Partners, LLC

11150 Santa Monica Blvd., 5th Floor

Los Angeles, CA 90025

Attention:-Jon Vein

Facsimile No.: (310) 914-5155

E mail: jvein@marketshare.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304 1018

Attention: Paul “Chip” L. Lion, III

Telephone No.: (650) 813 5615

Facsimile No.: (650) 494 0836

(ii) and to each Seller at the address of such Seller specified on the signature page hereto;

(iii) if to the Buyer or, after the Closing, the Company, to:

Neustar, Inc.

21575 Ridgetop Circle

Sterling, Virginia 20166

Attention: Leonard J. Kennedy, Senior VP and General Counsel

Facsimile: (571) 434-5735

Email: Len.Kennedy@neustar.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue N.W.

Washington, DC 20036-5306

Attention: Stephen Glover; Jonathan Corsico

Facsimile: (202) 530-9598; (202) 530-4218

Email: siglover@gibsondunn.com; jcorsico@gibsondunn.com

(iv) if to the Sellers Representative, or, after the Closing, to the Sellers or Warrant Holders, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone No.: (303) 648-4085

Facsimile No.: (303) 623-0294

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304 1018

Attention: Paul “Chip” L. Lion, III

Telephone No.: (650) 813 5615

Facsimile No.: (650) 494 0836

SECTION 12.5 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph, clause or Exhibit, such reference shall be to an Article, Section, paragraph, clause or Exhibit of this Agreement unless otherwise indicated. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The Disclosure Schedules and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. If any foreign currency needs to be converted into U.S. dollars for purposes of determining compliance with the dollar thresholds in this Agreement, such currency shall be converted to U.S. dollars using the exchange rates published by The Wall Street Journal as the New York closing rates for the day in question. References to “days” mean calendar days unless otherwise specified. Each party hereto has been represented by counsel in connection with this Agreement and the transactions contemplated hereby and, accordingly, any rule of Law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

SECTION 12.6 Disclosure Schedules. The inclusion of any matter in the Disclosure Schedules shall not imply any representation, warranty, covenant or undertaking not expressly given in this Agreement nor shall such disclosure be taken as extending the scope of any of the representations, warranties or covenants in this Agreement. The inclusion of any matter in the Disclosure Schedules shall not (i) constitute a determination that such matter is material to the business, assets, results of operations or affairs of the Company or be deemed to establish a standard of materiality, (ii) constitute a determination that such matter arose outside the ordinary course of business or (iii) constitute an admission of liability or obligation to any third party. Disclosure under any section or sub-section of the Disclosure Schedules shall be deemed disclosure to each other section or sub-section of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face.

SECTION 12.7 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

SECTION 12.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Notwithstanding the foregoing, (i) the EPU Holders are intended third party beneficiaries of the provisions of Section 10.2(b) of this Agreement with respect to the obligations of any breaching Seller and (b) the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, this Section 12.8, Sections 12.2, 12.10(b), 12.11, 12.14 and 12.16 (in each case, to the extent such sections relate to the Debt Financing Sources).

SECTION 12.9 Governing Law. This Agreement and all Ancillary Agreements and all disputes or controversies arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that if any Ancillary Agreement is expressly governed by the laws of a different jurisdiction, such Ancillary Agreement and all disputes or controversies to the extent specifically arising out of such Ancillary Agreement shall be governed by the laws so specified in such Ancillary Agreement.

SECTION 12.10 Submission to Jurisdiction. (a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby brought by such party or its Affiliates shall be brought and determined in the Court of Chancery of the State of

Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and its Affiliates and with respect to its and their property, generally and unconditionally, with regard to any such action or proceeding. Each of the parties agrees that it shall not and shall cause its Affiliates not to commence any action, suit or proceeding relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described above for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and it will not permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby (including but not limited to, any dispute arising out of or relating to the Debt Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof.

SECTION 12.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of each other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may: (a) assign this Agreement to any Affiliate of the Buyer without the prior consent of the Sellers or (b) without consent, pledge any of its rights, but not its obligations, under this Agreement as security to any of its Debt Financing Sources or any agent or collateral trustee for such Debt Financing Sources; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 12.12 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.10, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 12.13 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 12.14 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS (INCLUDING WITH RESPECT TO THE DEBT FINANCING SOURCES), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

SECTION 12.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

SECTION 12.16 No Recourse to Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Sellers agrees, for itself and on behalf of their respective affiliates and indemnitees, that none of the Debt Financing Sources shall have any liability or obligation to the Sellers or their respective affiliates or indemnitees relating to or arising out of this Agreement, the Debt Financing, the Commitment Letter or the transactions contemplated hereby or thereby. This Section 12.16 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Sellers and their respective affiliates and indemnitees.

[remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARKETSHARE PARTNERS, LLC, as the Company,

by	/s/ Jon Vein
Name:	Jon Vein
Title:	CEO

NEUSTAR, INC.

by	/s/ Paul S. Lalljie
Name:	Paul S. Lalljie
Title:	Senior Vice President and Chief Financial Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Sellers Representative,

by	/s/ W. Paul Koenig
Name:	W. Paul Koenig
Title:	Managing Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

Jon Vein

/s/ Jon Vein
(Signature)

Ellen Vein

/s/ Ellen Vein
(Signature)

Vein 2003 Trust dated October 23, 2004

By:	/s/ Jon Vein
Jon Franklin Vein
Co-Trustee

By:	/s/ Ellen Vein
Ellen Lee Vein
Co-Trustee

The Vein Children’s Remainder Trust

By:	/s/ Jon Vein
Name:	Jon Vein
Title:

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

Wesley A. Nichols

By:	/s/ Wesley A. Nichols
Wesley A. Nichols

Julie T. Nichols

By:	/s/ Julie T. Nichols
Julie T. Nichols

Nichols Revocable Family Trust dated March 8, 2000

By:	/s/ Wesley A. Nichols
Wesley A. Nichols
Co-Trustee

By:	/s/ Julie T. Nichols
Julie T. Nichols
Co-Trustee

The Nichols Remainder Trust

By:	/s/ Wesley A. Nichols
Name:	Wesley A. Nichols
Title:	Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Alexander James Nichols

/s/ Alexander James Nichols
(Signature)

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Dominique M. Hanssens and
Katherine A. Winegar Family Trust

By:	/s/ Dominique M. Hanssens
Dominique M. Hanssens
Co-Trustee

By:	/s/ Katherine A. Winegar
Katherine A. Winegar
Co-Trustee

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Business Researchers, Inc. d/b/a DataSong

By:	/s/ John Wallace
John Wallace
Chief Executive Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Parveen K. Jain

/s/ Parveen K. Jain
(Signature)

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Mountain Treehouse, LLC

By:	/s/ Patrick LaPointe
Name:	Patrick LaPointe
Title:	CEO

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

David J. Reibstein

/s/ David J. Reibstein (Signature)

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Elevation MSP Blocker Holdings, L. P.

By:	/s/ Fred Anderson
Name:	Fred Anderson
Title:	Manager

SELLER:

Elevation Employee Side Fund, LLC

By:	Elevation Management, LLC,
Its:	Manager

By:	/s/ Fred Anderson
Name:	Fred Anderson
Title:	Manager

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Elevation MSP, L.P.

By:	Elevation Associates, L.P.
Its:	General Partner

By:	Elevation Associates, LLC
Its:	General Partner

By:	/s/ Fred Anderson
Name:	Fred Anderson
Title:	Manager

WARRANT HOLDER:

Elevation MSP, L.P.

By:	Elevation Associates, L.P.
Its:	General Partner

By:	Elevation Associates, LLC
Its:	General Partner

By:	/s/ Fred Anderson
Name:	Fred Anderson
Title:	Manager

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

FTV IV, L.P.

By:	/s/ Richard N. Garman
Name:	Richard N. Garman
Title:	Managing Member

WARRANT HOLDER:

FTV IV, L.P.,

By: FTV Management IV, LLC, its general partner

By:	/s/ Richard N. Garman
Name:	Richard N. Garman
Title:	Managing Member

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Clive Hollick

/s/ Clive Hollick
(Signature)

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Anupam Singh

/s/ Anupam Singh
(Signature)

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

Satya Ramachandran

/s/ Satya Ramachandran
(Signature)

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WARRANT HOLDER:

Silver Lake Waterman Fund, L.P.

By:	Silver Lake Technology Associates Waterman, L.L.C., its general partner

By:	/s/ Shawn K. O’Neill
Name:	Shawn K. O’Neill
Title:	Managing Director

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Exhibit A

Form of Escrow Agreement